                                                                   EXHIBIT 10.12


================================================================================

                                CREDIT AGREEMENT


                         dated as of January 25, 2001,


                                      among


                         OIL STATES INTERNATIONAL, INC.,

                                 PTI GROUP INC.,


                            THE LENDERS NAMED HEREIN,

                           CREDIT SUISSE FIRST BOSTON,

               as Administrative Agent and U.S. Collateral Agent,


                                       and


                       CREDIT SUISSE FIRST BOSTON CANADA,

                        as Canadian Administrative Agent
                          and Canadian Collateral Agent

                           ---------------------------


                             HIBERNIA NATIONAL BANK

                                       and

                              ROYAL BANK OF CANADA,

                            as Co-Syndication Agents


================================================================================

                                TABLE OF CONTENTS

                                                                            Page


                                    ARTICLE I

                                   Definitions

SECTION 1.01.  Defined Terms .................................................2
SECTION 1.02.  Terms Generally ..............................................30
SECTION 1.03.  Several Obligations; Power of Attorney .......................31
SECTION 1.04.  Classification of Loans and Borrowings .......................31
SECTION 1.05.  Exchange Rate Calculations ...................................31


                                   ARTICLE II

                                   The Credits

SECTION 2.01.  Commitments ..................................................32
SECTION 2.02.  Loans ........................................................32
SECTION 2.03.  Borrowing Procedure ..........................................35
SECTION 2.04.  Evidence of Debt; Repayment of Loans .........................36
SECTION 2.05.  Fees .........................................................37
SECTION 2.06.  Interest on Loans ............................................38
SECTION 2.07.  Default Interest .............................................39
SECTION 2.08.  Alternate Rate of Interest ...................................39
SECTION 2.09.  Termination and Reduction of Commitments .....................40
SECTION 2.10.  Conversion and Continuation of Borrowings ....................41
SECTION 2.11.  Optional Prepayment ..........................................42
SECTION 2.12.  Mandatory Prepayments ........................................43
SECTION 2.13.  Reserve Requirements; Change in Circumstances ................44
SECTION 2.14.  Change in Legality ...........................................46
SECTION 2.15.  Indemnity ....................................................46
SECTION 2.16.  Pro Rata Treatment ...........................................47
SECTION 2.17.  Sharing of Setoffs ...........................................48
SECTION 2.18.  Payments .....................................................48
SECTION 2.19.  Taxes ........................................................49
SECTION 2.20.  Assignment of Commitments Under Certain Circumstances;
                    Duty to Mitigate ........................................50

SECTION 2.21.  Letters of Credit ............................................51
SECTION 2.22.  Bankers' Acceptances .........................................55

                                   ARTICLE III

                         Representations and Warranties


SECTION 3.01.  Organization; Powers .........................................58
SECTION 3.02.  Authorization ................................................58
SECTION 3.03.  Enforceability ...............................................58
SECTION 3.04.  Governmental Approvals .......................................59
SECTION 3.05.  Financial Statements .........................................59
SECTION 3.06.  No Material Adverse Change ...................................60
SECTION 3.07.  Title to Properties; Possession Under Leases .................60
SECTION 3.08.  Subsidiaries and Special Purposes Business Entities...........60
SECTION 3.09.  Litigation; Compliance with Laws .............................60
SECTION 3.10.  Agreements ...................................................61
SECTION 3.11.  Federal Reserve Regulations ..................................61
SECTION 3.12.  Investment Company Act; Public Utility Holding Company Act ...61
SECTION 3.13.  Use of Proceeds ..............................................61
SECTION 3.14.  Tax Returns ..................................................61
SECTION 3.15.  No Material Misstatements ....................................61
SECTION 3.16.  Employee Benefit Plans .......................................62
SECTION 3.17.  Environmental Matters ........................................63
SECTION 3.18.  Insurance ....................................................63
SECTION 3.19.  Security Documents ...........................................63
SECTION 3.20.  Location of Real and Immovable Property and Leased Premises ..64
SECTION 3.21.  Labor Matters ................................................64
SECTION 3.22.  Solvency .....................................................64


                                   ARTICLE IV

                              Conditions of Lending

SECTION 4.01.  All Credit Events ............................................65
SECTION 4.02.  First Credit Event ...........................................66


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                                                                               3

                                    ARTICLE V

                              Affirmative Covenants

SECTION 5.01.  Existence; Businesses and Properties .........................70
SECTION 5.02.  Insurance ....................................................70
SECTION 5.03.  Obligations and Taxes ........................................71
SECTION 5.04.  Financial Statements, Reports, etc. ..........................71
SECTION 5.05.  Litigation and Other Notices .................................73
SECTION 5.06.  Information Regarding Collateral .............................73
SECTION 5.07.  Maintaining Records; Access to Properties and Inspections ....74
SECTION 5.08.  Use of Proceeds ..............................................74
SECTION 5.09.  Further Assurances ...........................................74


                                   ARTICLE VI

                               Negative Covenants

SECTION 6.01.  Indebtedness .................................................75
SECTION 6.02.  Liens ........................................................77
SECTION 6.03.  Sale and Lease-Back Transactions .............................78
SECTION 6.04.  Investments, Loans and Advances ..............................79
SECTION 6.05.  Mergers, Consolidations, Sales of Assets and Acquisitions ....81
SECTION 6.06.  Restricted Payments; Restrictive Agreements ..................81
SECTION 6.07.  Transactions with Affiliates .................................82
SECTION 6.08.  Business of Borrowers and Subsidiaries .......................83
SECTION 6.09.  Other Indebtedness and Agreements ............................83
SECTION 6.10.  Interest Coverage Ratio ......................................83
SECTION 6.11.  Maximum Leverage Ratio .......................................83
SECTION 6.12.  Maximum Senior Leverage Ratio ................................83
SECTION 6.13.  Minimum Consolidated Net Tangible Assets .....................83
SECTION 6.14.  Hedging Agreements ...........................................83
SECTION 6.15.  Fiscal Year ..................................................83
SECTION 6.16.  Pension Plans ................................................84


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                                                                               4


                                  ARTICLE VII

                               Events of Default



                                  ARTICLE VIII

              The Administrative Agents and the Collateral Agents



                                   ARTICLE IX

                                 Miscellaneous

SECTION 9.01.  Notices ..................................................... 89
SECTION 9.02.  Survival of Agreement ....................................... 90
SECTION 9.03.  Binding Effect .............................................. 90
SECTION 9.04.  Successors and Assigns ...................................... 90
SECTION 9.05.  Expenses; Indemnity ......................................... 94
SECTION 9.06.  Right of Setoff ............................................. 96
SECTION 9.07.  Applicable Law .............................................. 96
SECTION 9.08.  Waivers; Amendment .......................................... 96
SECTION 9.09.  Interest Rate Limitation .................................... 97
SECTION 9.10.  Entire Agreement ............................................ 98
SECTION 9.11.  WAIVER OF JURY TRIAL ........................................ 98
SECTION 9.12.  Severability ................................................ 98
SECTION 9.13.  Counterparts ................................................ 98
SECTION 9.14.  Headings .................................................... 99
SECTION 9.15.  Jurisdiction; Consent to Service of Process ................. 99
SECTION 9.16.  Confidentiality ............................................. 99
SECTION 9.17.  Judgment Currency ...........................................100


Schedule 1.01(a) Existing Credit Agreements and Refinanced Debt
Schedule 1.01(b) Collateralized Letters of Credit
Schedule 1.01(c) Rolled Letters of Credit
Schedule 1.01(d) Mortgaged Properties
Schedule 1.01(e) U.S. Subsidiary Guarantors
Schedule 1.01(f) Canadian Subsidiary Guarantors
Schedule 2.01    Lenders and Commitments
Schedule 3.02    Required Payments
Schedule 3.08    Subsidiaries, Inactive Subsidiaries and Special Purchase
                   Business Entities
Schedule 3.09    Litigation
Schedule 3.16(b) Canadian Benefit Plans
Schedule 3.17    Environmental Matters
Schedule 3.18    Insurance
Schedule 3.19    Filing Offices
Schedule 3.20(a) Real Property Owned In Fee
Schedule 3.20(b) Leased Property
Schedule 6.01    Outstanding Indebtedness on Closing Date
Schedule 6.02    Liens Existing on Closing Date
Schedule 6.04    Existing Investments

Exhibit A        Form of Administrative Questionnaire

Exhibit B        Form of Assignment and Acceptance
Exhibit C-1      Form of U.S. Borrowing Request
Exhibit C-2      Form of Canadian Borrowing Request
Exhibit D-1      Form of Mortgage
Exhibit D-2      Form of Deed of Trust
Exhibit D-3      Form of Canadian Debenture
Exhibit E-1      Form of U.S. Pledge Agreement
Exhibit E-2      Form of Canadian Pledge Agreement
Exhibit F-1      Form of U.S. Security Agreement
Exhibit F-2      Form of Canadian Security Agreement
Exhibit G-1      Form of U.S. Subsidiary Guarantee Agreement
Exhibit G-2      Form of Canadian Subsidiary Guarantee Agreement
Exhibit G-3      Form of U.S. Borrower Guarantee Agreement
Exhibit G-4      Form of PTI Holdco Sub Guarantee Agreement
Exhibit H-1      Form of Opinion of Vinson & Elkins L.L.P.
Exhibit H-2      Form of Opinion of Fraser Milner Casgrain
Exhibit I        Form of Compliance Certificate
Exhibit J        Form of Intercompany Subordination Provisions
Exhibit K        Form of Seller Paper Subordination Provisions

                                    CREDIT AGREEMENT dated as of January 25,
                           2001, among OIL STATES INTERNATIONAL, INC., a Delaware corporation (the "U.S. Borrower"), PTI GROUP INC., a corporation amalgamated under the laws of the Province of Alberta (the "Canadian Borrower" and, together with the U.S. Borrower, the "Borrowers"), the Lenders (as defined in Article I), CREDIT SUISSE FIRST BOSTON, a bank organized under the laws of Switzerland, acting through its New York branch ("CSFB"), as administrative agent (in such capacity, the "Administrative Agent") for the Lenders and as U.S. collateral agent (in such capacity, the "U.S. Collateral Agent") for the Lenders, and CREDIT SUISSE FIRST BOSTON CANADA, a bank organized under the laws of Canada ("CSFBC"), as administrative agent (in such capacity, the "Canadian Administrative Agent") for the Canadian Lenders (as defined in Article I), and as Canadian collateral agent (in such capacity, the "Canadian Collateral Agent") for the Canadian Lenders.

         The U.S. Borrower intends to consummate a series of transactions (the "Combination") pursuant to which (a) Sooner Inc. ("Sooner"), HWC Energy Services, Inc. ("HWC") and the Canadian Borrower (together with their respective subsidiaries, the "Acquired Companies") will merge with wholly owned Subsidiaries (such term and each other capitalized term used but not defined in this introductory statement having the meaning assigned to it in Article I) of the U.S. Borrower and (b) except as set forth on Schedule 3.08, the existing minority interests in each of the Acquired Companies (the "Minority Interests") will be acquired by the U.S. Borrower or one or more wholly owned Subsidiaries, with the result that each of Sooner, HWC and the Canadian Borrower will become a wholly owned Subsidiary of the U.S. Borrower.

         Concurrent with the consummation of the Combination, (a) the U.S. Borrower intends to issue approximately 12,500,000 shares of its common stock, par value U.S.$.01 per share, pursuant to a public offering registered under the Securities Act of 1933 (the "IPO") and to receive therefrom approximately U.S.$150,000,000 in gross cash proceeds, and (b) the U.S. Borrower and the Acquired Companies will repay or, with respect to the Collateralized Letters of Credit, provide cash collateral for, all amounts outstanding under, and terminate, the Existing Credit Agreements and the Refinanced Debt.

         The U.S. Borrower has requested the U.S. Lenders to extend credit in the form of U.S. Loans to the U.S. Borrower at any time and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of U.S.$105,000,000. The Borrowers have requested the Canadian Lenders to extend credit in the form of Canadian Loans to the Canadian Borrower and/or to the U.S. Borrower at any time and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of U.S.$45,000,000 (or the Canadian Dollar Equivalent thereof). The Borrowers have requested the Issuing Banks to issue Letters of Credit to support payment obligations of the Borrowers and the Subsidiaries incurred in the ordinary course of business. The proceeds of the Loans will be used (a) on the Closing Date, solely (i) to acquire the Minority Interests, (ii) to repay or, with respect to the Collateralized Letters of Credit, provide cash collateral for, all amounts due or outstanding under the Existing Credit Agreements and the Refinanced Debt and (iii) to pay related fees and expenses and (b) on and after the Closing Date, solely for general corporate purposes of the Borrowers, including to finance Permitted Acquisitions.

         The Lenders are willing to extend such credit to the Borrowers and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:


                                    ARTICLE I

                                   Definitions

         SECTION 1.01. DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings specified below:

         "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

         "Acceptance Fee" shall mean a fee payable in Canadian dollars by the Canadian Borrower to the Canadian Administrative Agent for the account of a Canadian Lender with respect to the acceptance of a B/A or the making of a B/A Equivalent Loan on the date of such acceptance or loan, calculated on the face amount of the B/A or the B/A Equivalent Loan at the rate per annum applicable on such date as set forth in the row labeled "Eurocurrency/B/A Spread" in the definition of the term "Applicable Percentage" on the basis of the number of days in the applicable Contract Period (including the date of acceptance and excluding the date of maturity) and a year of 365 days (it being agreed that the rate per annum applicable to any B/A Equivalent Loan is equivalent to the rate per annum otherwise applicable to the Bankers' Acceptance which has been replaced by the making of such B/A Equivalent Loan pursuant to Section 2.22).

         "Acquired Companies" is defined in the introductory statement to this Agreement.

         "Adjusted LIBO Rate" shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

         "Administrative Agent Fees" shall have the meaning assigned to such term in Section 2.05(b).

         "Administrative Agents" shall mean the Administrative Agent and the Canadian Administrative Agent.

         "Administrative Questionnaire" shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Applicable Administrative Agent.

         "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that for purposes of Section 6.07, the term "Affiliate" shall also include any person that directly or indirectly owns 5% or more of any class of Equity Interests of the person specified or that is an officer or director of the person specified.

         "Agents" shall mean, collectively, the Administrative Agents and the Collateral Agents.

         "Aggregate L/C Exposure" shall mean, at any time, the sum of the U.S. L/C Exposure and the U.S. Dollar Equivalent of the Canadian L/C Exposure at such time.

         "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of
(a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause
(b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

         "Applicable Administrative Agent" shall mean (a) the Administrative Agent, with respect to any U.S. Loan or U.S. Letter of Credit, and (b) the Canadian Administrative Agent, with respect to any Canadian Loan or Canadian Letter of Credit.

         "Applicable Collateral Agent" shall mean (a) the U.S. Collateral Agent, with respect to the U.S. Security Documents and the U.S. Collateral, or (b) the Canadian Collateral Agent, with respect to the Canadian Security Documents and the Canadian Collateral.

         "Applicable Issuing Bank" shall mean (a) CSFB or any other Issuing Bank that has issued, or has a commitment to issue, U.S. Letters of Credit, with respect to U.S. Letters of Credit, and (b) CSFBC or any other Issuing Bank that has issued, or has a commitment to issue, Canadian Letters of Credit, with respect to Canadian Letters of Credit.

         "Applicable Percentage" shall mean, for any day, with respect to any Eurocurrency Loan, ABR Loan, B/A Loan, Canadian Prime Rate Loan, U.S. Base Rate Loan or the Commitment Fee, the applicable percentage set forth below under the applicable caption, based upon the Leverage Ratio as of the relevant date of determination:

                                                      ABR, Canadian Prime Rate
     Leverage Ratio        Eurocurrency/B/A Spread    and U.S. Base Rate Spread    Commitment Fee Percentage
     --------------        -----------------------    -------------------------    -------------------------
Category 1

   Less than 1.50 to
   1.00                             1.50%                       0.50%                        0.250%

Category 2

   Greater than or
   equal to 1.50 to 1.00
   but less than 2.00 to
   1.00                             1.75%                       0.75%                        0.375%

Category 3

   Greater than or
   equal to 2.00 to 1.00
   but less than 2.75 to
   1.00                             2.00%                       1.00%                        0.500%

Category 4

   Greater than or
   equal to 2.75 to 1.00
   but less than 3.50 to
   1.00                             2.25%                       1.25%                        0.500%

Category 5

   Greater than or
   equal to 3.50 to 1.00            2.50%                       1.50%                        0.500%


         Each change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective with respect to all Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(d), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change; provided, however, that at any time during which the U.S. Borrower has failed to deliver when due the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(d), respectively, the

Leverage Ratio shall be deemed to be in Category 5 for purposes of determining the Applicable Percentage. Notwithstanding the foregoing, from the date hereof through but excluding the date of delivery of the U.S. Borrower's financial statements for the period ended September 30, 2001, pursuant to Section 5.04(b), the Leverage Ratio shall be deemed to be greater than 2.00 to 1.00 for purposes of determining the Applicable Percentage.

         "Asset Sale" shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by the U.S. Borrower or any of its Subsidiaries to any person other than a Borrower or any Subsidiary Guarantor of (a) any Equity Interests of any of the Subsidiaries (other than directors' qualifying shares) or (b) any other assets of the U.S. Borrower or any of its Subsidiaries (other than (i) inventory, damaged, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business, or (ii) dispositions between or among Foreign Subsidiaries (other than a disposition by a Loan Party to a Foreign Subsidiary that is not a Loan Party)), provided that (x) any asset sale or series of related asset sales described in clause (b) above having a value not in excess of U.S.$500,000 shall be deemed not to be an "Asset Sale" for purposes of this Agreement, (y) the transactions forming part of the Combination shall be deemed not to constitute "Asset Sales" for purposes of this Agreement and (z) the transactions forming the U.S. Borrower's sale of its ownership interest in the Chickasaw Distributors shall be deemed not to be an "Asset Sale" for purposes of this Agreement.

         "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Applicable Administrative Agent and, to the extent required by Section 9.04(b), consented to by the U.S. Borrower, in the form of Exhibit B or such other form as shall be approved by the Applicable Administrative Agent.

         "B/A Equivalent Loan" shall have the meaning assigned to such term in
Section 2.22(h).

         "B/A Loan" shall mean a Borrowing comprised of one or more Bankers' Acceptances or, as applicable, B/A Equivalent Loans. For greater certainty, all provisions of this Agreement that are applicable to Bankers' Acceptances are also applicable, mutatis mutandis, to B/A Equivalent Loans.

         "Bankers' Acceptance" and "B/A" shall mean a non-interest bearing instrument denominated in Canadian dollars, drawn by the Canadian Borrower, and accepted by a Canadian Lender in accordance with this Agreement, and shall include a depository note within the meaning of the Depository Bills and Notes Act (Canada) and a bill of exchange within the meaning of the Bills of Exchange Act (Canada).

         "Board" shall mean the Board of Governors of the Federal Reserve System of the United States of America.

         "Borrowing" shall mean a group of Loans of a single Type made, converted or continued by the Lenders on a single date and, in the case of a Eurocurrency Borrowing, as to which a single Interest Period is in effect and, in the case of a B/A Borrowing, as to which a single Contract Period is in effect.

         "Borrowing Request" shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1 or C-2, as applicable, or such other form as shall be reasonably approved by the Applicable Administrative Agent.

         "Business Day" shall mean (a) when used in connection with a Loan, Letter of Credit or payment denominated in U.S. dollars, any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurocurrency Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in deposits in U.S. dollars in the London interbank market, and (b) when used in connection with a Loan, Letter of Credit or payment denominated in Canadian dollars, any day other than a Saturday, Sunday or day on which banks in Toronto, Ontario are authorized or required by law to close.

         "Calculation Date" shall mean (a) the last Business Day of each month,
(b) the date of each Borrowing Request with respect to a Canadian Loan and (c) the Business Day preceding the issuance, amendment, extension or renewal of each Letter of Credit denominated in Canadian dollars; provided, however, that none of the foregoing shall constitute a Calculation Date unless at the time thereof (or after giving effect to any Borrowing or Letter of Credit then being requested) Canadian Loans denominated in Canadian dollars are outstanding.

          "Canadian Benefit Plans" shall mean all employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by the U.S. Borrower or any of the Canadian Subsidiaries, in each case covering employees in Canada.

         "Canadian Collateral" shall mean all "Collateral" as defined in any Canadian Security Document.

         "Canadian Commitment" shall mean, with respect to each Canadian Lender, the commitment of such Canadian Lender to make Canadian Loans hereunder as set forth in Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Canadian Lender assumed its Canadian Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Canadian Lender pursuant to Section 9.04.

         "Canadian Credit Exposure" shall mean, with respect to any Canadian Lender at any time, the aggregate principal amount at such time of all outstanding Canadian Loans of such Lender denominated in U.S. dollars, plus the U.S. Dollar Equivalent of the aggregate principal amount at such time of all outstanding Canadian Loans of such Canadian Lender denominated in Canadian dollars, plus the U.S. Dollar Equivalent of the aggregate amount at such time of such Canadian Lender's Canadian L/C Exposure.

         "Canadian Dollar Equivalent" shall mean, on any date of determination, with respect to any amount in U.S. dollars, the equivalent in Canadian dollars of such amount, determined by the Administrative Agent using the Exchange Rate then in effect.

         "Canadian dollars" and "C$" shall mean lawful currency of Canada.

         "Canadian GAAP" shall mean generally accepted accounting principles in Canada, as recommended from time to time by the Canadian Institute of Chartered Accountants, applied on a consistent basis.

         "Canadian L/C Exposure" shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Canadian Letters of Credit at such time plus (b) the aggregate principal amount of all L/C Disbursements in respect of Canadian Letters of Credit that have not yet been reimbursed at such time. The Canadian L/C Exposure of any Canadian Lender at any time shall mean its Canadian Pro Rata Percentage of the aggregate Canadian L/C Exposure at such time.

         "Canadian Lenders" shall mean Lenders having Canadian Commitments or outstanding Canadian Loans. Each Canadian Lender at all times shall be a resident of Canada for the purposes of the ITA and shall be a Schedule I Bank, a
Schedule II Bank or a Schedule III Bank.

         "Canadian Loans" shall mean (a) the Canadian dollar-denominated revolving loans (including the aggregate face amount of outstanding B/As) made by the Canadian Lenders to the Canadian Borrower hereunder and (b) the U.S. dollar-denominated revolving loans made by the Canadian Lenders to the Canadian Borrower and/or by the Affiliates of the Canadian Lenders to the U.S. Borrower hereunder. Each Canadian Loan denominated in Canadian dollars shall be a Canadian Prime Rate Loan or a B/A Loan. Each Canadian Loan denominated in U.S. dollars and made to the Canadian Borrower shall be a Eurocurrency Loan or a U.S. Base Rate Loan. Each Canadian Loan denominated in U.S. dollars and made to the U.S. Borrower shall be a Eurocurrency Loan or an ABR Loan.

         "Canadian Pension Plans" shall mean each plan that is considered to be a pension plan for the purposes of any applicable pension benefits standards statute and/or regulation in Canada established, maintained or contributed to by the Canadian Borrower or any of the Canadian Subsidiaries for its employees or former employees.

         "Canadian Pledge Agreement" shall mean the Canadian Pledge Agreement, substantially in the form of Exhibit E-2 , among PTI Holdco Sub, the Canadian Borrower, the Canadian Subsidiary Guarantors party thereto and the Canadian Collateral Agent for the benefit of the Canadian Secured Parties.

         "Canadian Prime Rate" shall mean, on any day, the annual rate of interest equal to the greater of:

         (a) the annual rate of interest announced from time to time by the Canadian Administrative Agent as its prime rate in effect at its principal office in Toronto, Ontario on such day for determining interest rates on Canadian dollar- denominated commercial loans made in Canada; and

         (b) the annual rate of interest equal to the sum of (i) the CDOR Rate in effect on such day and (ii) 1%.

When used in reference to any Loan or Borrowing, "Canadian Prime Rate" refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Canadian Prime Rate.

         "Canadian Pro Rata Percentage" of any Canadian Lender at any time shall mean the percentage of the aggregate Canadian Commitments represented by such Canadian Lender's Canadian Commitment.

         "Canadian Secured Parties" shall have the meaning assigned to such term in the Canadian Security Agreement.

         "Canadian Security Agreement" shall mean the Canadian Security Agreement, substantially in the form of Exhibit F-2, among the Canadian Borrower and the Canadian Subsidiary Guarantors, as grantors, and the Canadian Collateral Agent for the benefit of the Canadian Secured Parties.

         "Canadian Security Documents" shall mean the Canadian Security Agreement, the Canadian Pledge Agreement and each other Security Document to which the Canadian Borrower or any Canadian Subsidiary Guarantor is a party and that purports to grant a Lien in the assets of any such person in favor of the Canadian Collateral Agent for the benefit of the Canadian Secured Parties.

         "Canadian Subsidiaries" shall mean the Subsidiaries organized under the laws of Canada or any province, territory or other political subdivision thereof.

         "Canadian Subsidiary Guarantee Agreement" shall mean the Canadian Subsidiary Guarantee Agreement, substantially in the form of Exhibit G-2, in favor of the Canadian Collateral Agent for the benefit of the Canadian Secured Parties.

         "Canadian Subsidiary Guarantor" shall mean each Canadian Subsidiary listed on Schedule 1.01(f), and each other Canadian Subsidiary that is or becomes a party to the Canadian Subsidiary Guarantee Agreement.

         "Capital Lease Obligations" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

         "CDOR Rate" shall mean, for each day in any period, the annual rate of interest that is the rate based on an average rate applicable to Canadian dollar bankers' acceptances for a term equal to the term of the relevant Contract Period (or for a term of 30 days for purposes of determining the Canadian Prime
Rate) appearing on the Reuters Screen CDOR Page at approximately 10:00 a.m. (Standard Time), on such date, or if such date is not a Business Day, on the immediately preceding Business Day; provided that if such rate does not appear on the Reuters Screen CDOR Page on such date as contemplated, then the CDOR Rate on such date shall be the arithmetic average of the Discount Rate quoted by each
Schedule II Reference Bank (determined by the Canadian Administrative Agent as of 10:00 a.m. (Standard Time) on such date) that would be applicable to Canadian dollar bankers' acceptances quoted by the banks listed in Schedule II of the Bank Act (Canada) as of 10:00 a.m. (Standard Time) on such date or, if such date is not a Business Day, on the immediately preceding Business Day.

         "Change in Control" shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than the Permitted Holders, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the U.S. Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the U.S. Borrower by persons who were neither (i) nominated by the board of directors of the U.S. Borrower nor (ii) appointed by the directors so nominated; (c) the failure, after the date of the Combination and without giving effect to the Exchangeable Shares, by the U.S. Borrower to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Canadian Borrower or (d) the occurrence of a "Change of Control" or similar event (however denominated) under and as defined in any indenture or other agreement in respect of Material Indebtedness to which either Borrower or any Subsidiary is a party or by which any such person or its assets is bound.

         "Change in Law" shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or

(c) compliance by any Lender or an Issuing Bank (or, for purposes of Section 2.12, by any lending office of such Lender or by such Lender's or such Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

         "Class", when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Canadian Loans or U.S. Loans, and (b) any Commitment, refers to whether such Commitment is a Canadian Commitment or a U.S. Commitment.

         "Closing Date" shall mean the date of the first Credit Event.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "Collateral" shall mean, collectively, all of the U.S. Collateral and the Canadian Collateral.

         "Collateral Agents" shall mean, collectively, the U.S. Collateral Agent and the Canadian Collateral Agent.

         "Collateralized Letter of Credit" shall mean each Letter of Credit previously issued for the account of a Borrower that (a) is outstanding on the Closing Date and (b) is listed on Schedule 1.01(b).

         "Combination" is defined in the introductory statement to this Agreement.

         "Commitment" shall mean, with respect to any Lender, such Lender's U.S. Commitment or Canadian Commitment, and "Commitments" shall mean the U.S. Commitments and the Canadian Commitments.

         "Commitment Fee" shall have the meaning assigned to such term in
Section 2.05(a).

         "Compliance Certificate" shall have the meaning assigned to such term in Section 5.04(d).

         "Confidential Information Memorandum" shall mean the Confidential Information Memorandum of the U.S. Borrower dated October 2000.

         "Consolidated EBITDA" shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period and (iv) any noncash charges or losses (other than the write-down of current assets) for such period, and minus (b) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges and other noncash charges added to Consolidated Net Income pursuant to clause (a)(iv) above in a previous period and (ii) to the extent included in determining such Consolidated Net Income, any extraordinary gains and all noncash items of income for such period, all determined on a consolidated basis in accordance with GAAP. For purposes of determining the Leverage Ratio, the Senior Leverage Ratio and the Interest Coverage Ratio at, or for the period of four consecutive fiscal quarters ending on, March 31, 2001, June 30, 2001 and September 30, 2001, Consolidated EBITDA shall be deemed to be
(a) the Consolidated EBITDA for the fiscal quarter ended on March 31, 2001, multiplied by 4, (b) the Consolidated EBITDA for the two consecutive fiscal quarters ended June 30, 2001, multiplied by 2, and (c) the Consolidated EBITDA for the three consecutive fiscal quarters ended September 30, 2001, multiplied by 4/3, respectively.

         "Consolidated Interest Expense" shall mean, for any period, the sum of
(a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations but excluding the amortization of debt discount and debt issuance costs) of the U.S. Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the U.S. Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the U.S. Borrower or any Subsidiary with respect to interest rate Hedging Agreements. For purposes of determining the Interest Coverage Ratio for the period of four consecutive fiscal quarters ending on March 31, 2001, June 30, 2001 and September 30, 2001, Consolidated Interest Expense shall be deemed to be (a) the Consolidated Interest Expense for the fiscal quarter ended March 31, 2001, multiplied by 4,
(b) the Consolidated Interest Expense for the two consecutive fiscal quarters ended June 30, 2001, multiplied by 2, and (c) the Consolidated Interest Expense for the three consecutive fiscal quarters ended September 30, 2001, multiplied by 4/3, respectively.

         "Consolidated Net Income" shall mean, for any period, the net income or loss of the U.S. Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) except to the extent contemplated by the definitions of the terms "Leverage Ratio" and "Senior Leverage Ratio" with respect to Permitted Acquisitions, the income or loss of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the U.S. Borrower or any Subsidiary or the date that such person's assets are acquired by the U.S. Borrower or any Subsidiary, (c) the income of any person in which any other person (other than the U.S. Borrower or a wholly owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the U.S. Borrower or a wholly owned Subsidiary by such person during such period, and (d) any gains or losses attributable to sales of assets out of the ordinary course of business.

         "Consolidated Net Tangible Assets" shall mean, as of any date of determination, the total amount of assets of the U.S. Borrower and the Subsidiaries (less any applicable depreciation, amortization and other valuation reserves) at such date, after deducting therefrom (a) all liabilities of the U.S. Borrower and the Subsidiaries at such date and (b) all goodwill, trade names, trademarks, patents, unamortized debt issuance fees and expenses and other like intangible items at such date, all as determined on a consolidated basis in accordance with GAAP.

         "Contract Period" shall mean the term of a B/A Loan selected by the Canadian Borrower in accordance with Section 2.22, commencing on the date of such B/A Loan and expiring on a Business Day which shall be either 30 days, 60 days, 90 days or 180 days thereafter, provided that (a) subject to clause (b) below, each such period shall be subject to such extensions or reductions as may be reasonably determined by the Canadian Administrative Agent to ensure that each Contract Period shall expire on a Business Day, and (b) no Contract Period shall extend beyond the Maturity Date.

         "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" shall have meanings correlative thereto.

         "Credit Event" shall have the meaning assigned to such term in Section 4.01.

         "Credit Exposure" shall mean, on any date, the sum on such date of the U.S. Credit Exposure and the U.S. Dollar Equivalent of the Canadian Credit Exposure.

         "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

         "Discount Proceeds" shall mean for any B/A (or, as applicable, any B/A Equivalent Loan), an amount (rounded to the nearest whole cent, and with one-half of one cent being rounded up) calculated on the applicable Borrowing date by multiplying:

         (a) the face amount of the B/A (or, as applicable, any B/A Equivalent Loan); by

         (b) the quotient of one divided by the sum of one plus the product of:

                  (i) the Discount Rate (expressed as a decimal) applicable to such B/A (or, as applicable, any B/A Equivalent
                           Loan), and

                  (ii) a fraction, the numerator of which is the number of days in the Contract Period of the B/A (or, as applicable, any B/A Equivalent Loan) and the denominator of which is 365,

with such quotient being rounded up or down to the fifth decimal place and .000005 being rounded up.

         "Discount Rate" shall mean:

                  (a) with respect to any Canadian Lender that is a Schedule I Bank, as applicable to a B/A being purchased by such Lender on any day, the CDOR Rate; and

                  (b) with respect to any Canadian Lender that is not a Schedule I Bank, as applicable to a B/A being purchased by such Lender on any day, the lesser of (A) the CDOR Rate plus 10 basis points (0.10%), and
         (B) the average (as determined by the Canadian Administrative Agent in good faith) of the respective percentage discount rates (expressed to two decimal places and rounded upward, if not in an increment of 1/100th of 1%, to the nearest 0.01%) quoted by the Schedule II/III Reference Banks as the percentage discount rates at which the Schedule II/III Reference Banks would, in accordance with their normal market practices, at or about 10:00 a.m. (Standard Time) on such date, be prepared to purchase bankers' acceptances accepted by the Schedule II/III Reference Banks having a face amount and term comparable to the face amount and term of such B/A.

         "dollars", "U.S. dollars", "U.S.$" or "$" shall mean lawful money of the United States of America.

         "Domestic Subsidiaries" shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

         "Environmental Laws" shall mean all former, current and future federal, state, provincial, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

         "Environmental Liability" shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or noncompliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the

Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

         "Equity Interests" shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire such equity interests or such convertible or exchangeable obligations.

         "Equity Issuance" shall mean any issuance or sale by the U.S. Borrower or any Subsidiary after the Closing Date of any Equity Interests of the U.S. Borrower or any Subsidiary, as applicable, except in each case for (a) any issuance or sale to the U.S. Borrower or any Subsidiary, (b) any issuance or sale pursuant to the IPO or the Combination, (c) any issuance of directors' qualifying shares, and (d) sales or issuances of common stock of the U.S. Borrower to management or employees of the U.S. Borrower or any Subsidiary under any employee stock option or stock purchase plan or employee benefit plan in existence from time to time, and (e) any issuances of shares of common stock of the U.S. Borrower solely in exchange for Exchangeable Shares of PTI Holdco.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

         "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with either Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of
Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

         "ERISA Event" shall mean (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by a Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of a Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by a Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to
Section 401(a)(29) of the Code or Section 307 of ERISA; (g) the receipt by a Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from a Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a "prohibited transaction" with respect to which a Borrower or any of the Subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Code) or with respect to which a Borrower or any such Subsidiary could otherwise be liable; or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of a Borrower or any Subsidiary.

         "Eurocurrency", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

         "Event of Default" shall have the meaning assigned to such term in
Article VII.

         "Exchangeable Shares" shall mean the non-voting Exchangeable Shares in the capital of PTI Holdco, issued to certain existing shareholders of the Canadian Borrower in connection with the Combination.

         "Exchange Rate" shall mean, on any day, (a) for purposes of determining the U.S. Dollar Equivalent, the rate at which Canadian dollars may be exchanged into U.S. dollars and (b) for purposes of determining the Canadian Dollar Equivalent, the rate at which U.S. dollars may be exchanged into Canadian dollars, in each case as set forth at approximately 12:00 p.m., Standard Time, on such day on the applicable Bloomberg Currency Page. In the event that such rate does not appear on such Bloomberg Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the U.S. Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of Canadian dollars or U.S. dollars, as applicable, are then being conducted, at or about 12:00 p.m., Standard Time, on such day for the purchase of U.S. dollars or Canadian dollars, as the case may be, for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any method it deems commercially reasonable and appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

         "Excluded Taxes" shall mean, with respect to either Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of either Borrower hereunder, (a) income taxes imposed on (or measured by) its net income and franchise taxes imposed on it by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.20(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.19(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 2.19(a).

         "Existing Credit Agreements" shall mean the credit agreements described in Schedule 1.01(a).

         "Federal Funds Effective Rate" shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

         "Fees" shall mean, collectively, the Commitment Fees, the Administrative Agent's Fees, the L/C Participation Fees and the Issuing Bank Fees.

         "Financial Officer" of any person shall mean the chief financial officer, principal accounting officer, Treasurer or Controller of such person.

         "Foreign Lender" shall mean, with respect to a Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction and Canada and each Province thereof shall be deemed to constitute a single jurisdiction.

         "Foreign Subsidiary" shall mean any Subsidiary that is not a Domestic Subsidiary.

         "GAAP" shall mean United States generally accepted accounting principles applied on a consistent basis.

         "Governmental Authority" shall mean any Federal, state, provincial, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

         "Granting Lender" shall have the meaning assigned to such term in
Section 9.04(i).

         "Guarantee" of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

         "Guarantee Agreements" shall mean, collectively, the U.S. Subsidiary Guarantee Agreement, the Canadian Subsidiary Guarantee Agreement, the U.S. Borrower Guarantee Agreement and the PTI Holdco Sub Guarantee Agreement.

         "Guarantors" shall mean, collectively, the U.S. Borrower , the Subsidiary Guarantors and PTI Holdco Sub.

         "Hazardous Materials" shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

         "Hedging Agreement" shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

         "HWC" is defined in the introductory statement to this Agreement.

         "Inactive Subsidiary" shall mean any Subsidiary of the U.S. Borrower that (a) does not conduct any business operations, (b) has assets with a total book value not in excess of U.S.$25,000 and (c) does not have any Indebtedness outstanding and includes on the Closing Date each Subsidiary listed in Schedule
3.08 as being an Inactive Subsidiary.

         "Indebtedness" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business),
(d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person,
(e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed (provided that, for purposes hereof, the amount thereof shall be limited to the lesser of (i) the amount of such Indebtedness and (ii) the fair market value of such property), (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations of such person as an account party in respect of letters of credit and (j) all obligations of such person in respect of bankers' acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, except to the extent that, by its terms, such Indebtedness is nonrecourse to such person.

         "Indemnified Taxes" shall mean Taxes other than Excluded Taxes.

         "Insolvency Law" shall mean, to the extent applicable, (a) Title 11 of the United States Code, (b) the Bankruptcy and Insolvency Act (Canada), (c) the Companies' Creditors Arrangement Act (Canada) and (d) any similar federal, provincial, state, local or foreign bankruptcy or insolvency law applicable to the U.S. Borrower or any of its Subsidiaries, in each case as now constituted or hereafter amended or enacted.

         "Interest Coverage Ratio" for any period shall mean the ratio of Consolidated EBITDA for such period to Consolidated Interest Expense for such period.

         "Interest Payment Date" shall mean (a) with respect to any ABR Loan, Canadian Prime Rate Loan or U.S. Base Rate Loan, the last Business Day of each March, June, September and December, commencing with the last Business Day of March 2001, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Borrowing.

         "Interest Period" shall mean, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as a Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

         "IPO" is defined in the introductory statement to this Agreement.

         "Issuing Bank" shall mean, as the context may require, (a) CSFB, with respect to Letters of Credit issued by it, (b) CSFBC, with respect to Letters of Credit issued by it, (c) with respect to each Rolled Letter of Credit, the Lender that issued such Rolled Letter of Credit, (d) any other Lender that may become an Issuing Bank pursuant to Section 2.21(i) or (k), with respect to Letters of Credit issued by such Lender, or (e) collectively, all the foregoing. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

         "Issuing Bank Fees" shall have the meaning assigned to such term in
Section 2.05(c).

         "ITA" shall mean the Income Tax Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder.

         "L/C Commitment" shall mean the commitment of each Issuing Bank to issue Letters of Credit pursuant to Section 2.21.

         "L/C Disbursement" shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

         "L/C Participation Fee" shall have the meaning assigned to such term in
Section 2.05(c).

         "Lenders" shall mean (a) the persons listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance.

         "Letter of Credit" shall mean any letter of credit issued (or, in the case of a Rolled Letter of Credit, deemed issued) pursuant to Section 2.21. A Letter of Credit shall be a "U.S. Letter of Credit" if issued for the account of the U.S. Borrower in U.S. dollars, and a "Canadian Letter of Credit" if issued for the account of the Canadian Borrower in Canadian dollars.

         "Leverage Ratio" shall mean, on any date, the ratio of Total Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date for which financial statements have been delivered pursuant to Section 5.04(a) or (b). Solely for purposes of this definition, if, at any time the Leverage Ratio is being determined, either Borrower or any Subsidiary shall have completed a Permitted Acquisition or Asset Sale since the beginning of the relevant four fiscal quarter period, the Leverage Ratio shall be determined on a pro forma basis (using the criteria therefor described in Section 6.04(i)) as if such Permitted Acquisition or Asset Sale, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

         "LIBO Rate" shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in U.S. dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent that has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the "LIBO Rate" shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in U.S. dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

         "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, hypothec or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

         "Loan Documents" shall mean, collectively, this Agreement, the Guarantee Agreements and the Security Documents.

         "Loan Parties" shall mean the Borrowers and the Guarantors.

         "Loans" shall mean, collectively, the U.S. Loans and the Canadian
Loans.

         "Margin Stock" shall have the meaning assigned to such term in Regulation U.

         "Material Adverse Effect" shall mean (a) a materially adverse effect on the business, assets, operations, condition (financial or otherwise) or prospects of the U.S. Borrower and its Subsidiaries, taken as a whole, (b) material impairment of the ability of either Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (c) material impairment of the rights of or benefits available to the Lenders under any Loan Document.

         "Material Indebtedness" shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrowers and the Subsidiaries in an aggregate principal amount exceeding U.S.$5,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of a Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

         "Maturity Date" shall mean January 25, 2004, or the latest date (not later than January 25, 2006) to which the Maturity Date shall have been extended pursuant to Section 2.09(d).

         "Minority Interests" is defined in the introductory statement to this Agreement.

         "Mortgaged Properties" shall mean, initially, the owned real properties of the Loan Parties specified on Schedule 1.01(d), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.09.

         "Mortgages" shall mean the mortgages, deeds of trust, debentures and other security documents delivered pursuant to clause (i) of Section 4.02(m) or pursuant to Section 5.09, each substantially in the form of Exhibit D-1, D-2 or D-3, as applicable.

         "Multiemployer Plan" shall mean a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

         "Net Cash Proceeds" shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker's fees or commissions, legal fees, transfer and similar taxes and the U.S. Borrower's good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and
(iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, however, that, if (x) the U.S. Borrower shall deliver a certificate of a Financial Officer to the Agents at the time of receipt thereof setting forth the U.S. Borrower's intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the U.S. Borrower and the Subsidiaries within 180 days of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used or contractually committed to be used at the end of such 180-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds; and (b) with respect to any issuance or disposition of Indebtedness or any Equity Issuance, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

         "Obligations" shall mean all obligations defined as "Obligations" in the Subsidiary Guarantee Agreements and the Security Documents.

         "Other Taxes" shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

         "Perfection Certificate" shall mean the Perfection Certificate substantially in the form of Annex 1 to the Security Agreements.

         "Permitted Acquisition" shall have the meaning assigned to such term in
Section 6.04(i).

         "Permitted Holders" shall mean L.E. Simmons, SCF-III, L.P., SCF-IV, L.P., and their Affiliates.

         "Permitted Investments" shall mean:

                  (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or Canada (or by any agency, state or province thereof to the extent such obligations are backed by the full faith and credit of the United States of America or, in the case of any such agency or province or territory of Canada, Canada or the applicable province or territory), in each case maturing within one year from the date of acquisition thereof;

                  (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's Ratings Service, Moody's Investors Service, Inc., Canadian Bond Rating Service or Dominion Bond Rating Service Limited;

                  (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market and other deposit accounts issued or offered by, any domestic office of any Lender or any commercial bank organized under the laws of the United States of America or any State thereof or under the laws of Canada that has a combined capital and surplus and undivided profits of not less than U.S.$500,000,000 (or, in the case of any bank that is a Lender, U.S.$200,000,000);

                  (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; and

                  (e) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

         "Permitted Seller Paper" shall mean unsecured subordinated Indebtedness of any Loan Party issued to the seller in connection with any Permitted Acquisition so long as (a) such Indebtedness does not impose any financial or other "maintenance" covenants on the U.S. Borrower or any of the Subsidiaries and (b) such Indebtedness is subordinated to the Obligations on terms no less favorable to the Lenders than those set forth in Exhibit K.

         "person" shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

         "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which either Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

         "Pledge Agreements" shall mean, collectively, the U.S. Pledge Agreement and the Canadian Pledge Agreement.

          "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by CSFB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

         "PTI Holdco" shall mean 892489 Alberta Inc., a corporation organized and existing under the laws of the Province of Alberta.

         "PTI Holdco Sub" shall mean 892493 Alberta Inc., a corporation organized and existing under the laws of the Province of Alberta, and, after the Combination, the direct owner of 100% of the Equity Interests of the Canadian Borrower.

         "PTI Holdco Sub Guarantee Agreement" shall mean the PTI Holdco Sub Guarantee Agreement, substantially in the form of Exhibit G-4, between PTI Holdco Sub and the Canadian Collateral Agent for the benefit of the Canadian Secured Parties.

         "Refinanced Debt" shall mean the indebtedness, other than the Existing Credit Agreements, listed on Schedule 1.01(a).

         "Register" shall have the meaning assigned to such term in Section 9.04(d).

         "Regulation T" shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "Related Parties" shall mean, with respect to any specified person, such person's Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person's Affiliates.

         "Release" shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

         "Required Canadian Lenders" shall mean, at any time, Canadian Lenders having Canadian Loans, a share of the Canadian L/C Exposure and unused Canadian Commitments representing at least a majority of the sum of all Canadian Loans outstanding, the Canadian L/C Exposure and unused Canadian Commitments at such time. For purposes of determining the Required Canadian Lenders at any time, the amount of any Canadian Loans denominated in Canadian dollars and the Canadian L/C Exposure shall be the U.S. Dollar Equivalent thereof at such time, as determined by the Administrative Agent using the then- applicable Exchange Rate.

         "Required Lenders" shall mean, at any time, Lenders having Loans, a share of the Aggregate L/C Exposure and unused Commitments representing at least a majority of the sum of all Loans outstanding, the Aggregate L/C Exposure and unused Commitments at such time. For purposes of determining the Required Lenders at any time, the amount of any Canadian Loans denominated in Canadian dollars and Canadian L/C Exposure shall be the U.S. Dollar Equivalent thereof at such time, as determined by the Administrative Agent using the then-applicable Exchange Rate.

         "Required U.S. Lenders" shall mean, at any time, U.S. Lenders having U.S. Loans, a share of the U.S. L/C Exposure and unused U.S. Commitments representing at least a majority of the sum of all U.S. Loans outstanding, the U.S. L/C Exposure and unused U.S. Commitments at such time.

         "Reset Date" shall have the meaning assigned to such term in Section 1.05.

         "Responsible Officer" of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement or any other Loan Document.

         "Restricted Indebtedness" shall mean Indebtedness of the U.S. Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).

         "Restricted Payment" shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the U.S. Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the U.S. Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the U.S. Borrower or any Subsidiary; provided, however, that the transactions forming part of the Combination and the issuance by the U.S. Borrower of shares of its common stock to the holders of the Exchangeable Shares in exchange therefor shall not constitute Restricted Payments.

         "Rolled Letter of Credit" shall mean each Letter of Credit previously issued for the account of a Borrower that (a) is outstanding on the Closing Date and (b) is listed on Schedule 1.01(c).

         "Schedule I Bank" shall mean a bank that is a Canadian chartered bank listed on Schedule I under the Bank Act (Canada).

         "Schedule II Bank" shall mean a bank that is a Canadian chartered bank listed on Schedule II under the Bank Act (Canada).

         "Schedule III Bank" shall mean a bank that is a Canadian bank listed on
Schedule III under the Bank Act (Canada).

         "Schedule II/III Reference Banks" shall mean CSFBC and such other
Schedule II Banks and/or Schedule III Banks as are agreed to from time to time by the Canadian Borrower and the Canadian Administrative Agent; provided that there shall be no more than three Schedule II/III Reference Banks at any time.

         "Secured Parties" shall mean, collectively, the U.S. Secured Parties and the Canadian Secured Parties.

         "Security Agreements" shall mean, collectively, the U.S. Security Agreement and the Canadian Security Agreement.

         "Security Documents" shall mean the Security Agreements, the Pledge Agreements, the Mortgages and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09.

         "Senior Leverage Ratio" shall mean, on any date, the ratio of Total Senior Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date for which financial statements have been delivered pursuant to Section 5.04(a) or
(b). Solely for purposes of this definition, if, at any time the Senior Leverage Ratio is being determined, either Borrower or any Subsidiary shall have completed a Permitted Acquisition or Asset Sale since the beginning of the relevant four fiscal quarter period, the Senior Leverage Ratio shall be determined on a pro forma basis (using the criteria therefor described in Section 6.04(i)) as if such Permitted Acquisition or Asset Sale, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

         "Sooner" is defined in the introductory statement to this Agreement.

         "SPC" shall have the meaning assigned to such term in Section 9.04(i).

         "Special Purpose Business Entity" shall mean (a) Ek'Ati Services Ltd.,
(b) Norwel Developments Limited and (c) any other entity formed by the Canadian Borrower or any of its Subsidiaries, or in which the Canadian Borrower or any of its Subsidiaries acquires an Equity Interest, in each case so long as (i) such entity is formed, or such Equity Interest is acquired, after the Closing Date,
(ii) such entity is, or proposes to engage in, a joint venture with persons that are, or are owned or controlled by, aboriginal peoples in Alaska or Canada,
(iii) any loans or advances to, or investments in such Special Purpose Business Entity is permitted by Section 6.04, and (iv) the Canadian Borrower delivers a certificate of a Responsible Officer to the Administrative Agents designating such Special Purpose Business Entity as such and certifying compliance with the foregoing requirements of this clause (c) and includes each entity listed in
Schedule 3.08 as being a Special Purpose Business Entity.

         "Standard Time" shall mean eastern standard time or eastern daylight savings time, as applicable on the relevant date.

         "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

         "Subordinated Indebtedness" shall mean Indebtedness of a Loan Party that is subordinated to the prior payment in full of the Obligations on terms reasonably satisfactory to the Administrative Agent.

         "subsidiary" shall mean, with respect to any person (herein referred to as the "parent"), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power are, at the time any determination is being made, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

         "Subsidiary" shall mean any subsidiary of the U.S. Borrower other than a Special Purpose Business Entity.

         "Subsidiary Guarantee Agreements" shall mean, collectively, the U.S. Subsidiary Guarantee Agreement and the Canadian Subsidiary Guarantee Agreement.

         "Subsidiary Guarantors" shall mean, collectively, the U.S. Subsidiary Guarantors and the Canadian Subsidiary Guarantors.

         "Synthetic Lease" shall mean any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product in which the transaction is considered indebtedness for borrowed money for federal income tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes.

         "Synthetic Purchase Agreement" shall mean any swap, derivative or other agreement or combination of agreements pursuant to which the U.S. Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than the U.S. Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the U.S. Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

         "Taxes" shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.

         "Total Canadian Commitment" shall mean, at any time, the aggregate amount of the Canadian Commitments, as in effect at such time.

         "Total Commitment" shall mean, at any time, the sum at such time of (a) the Total U.S. Commitment and (b) the Total Canadian Commitment.

         "Total Debt" at any time shall mean the total Indebtedness of the U.S. Borrower and its Subsidiaries at such time (excluding Indebtedness of the type described in clause (i) of the definition of such term, except to the extent of any unreimbursed drawings thereunder).

         "Total Senior Debt" at any time shall mean the Total Debt at such time, less the portion thereof, if any, constituting Subordinated Indebtedness.

         "Total U.S. Commitment" shall mean, at any time, the aggregate amount of the U.S. Commitments, as in effect at such time.

         "Transactions" shall have the meaning assigned to such term in Section 3.02.

         "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term "Rate" shall include the Adjusted LIBO Rate, the Alternate Base Rate, the Canadian Prime Rate, the U.S. Base Rate and the Discount Rate applicable to Bankers' Acceptances and B/A Equivalent Loans.

         "U.S. Base Rate" shall mean, for any day, a rate per annum equal to the greater of (a) the rate of interest per annum publicly announced from time to time by the Canadian Administrative Agent as its base rate in effect at its principal office in Toronto, Ontario for determining interest rates on U.S. dollar-denominated commercial loans made in Canada and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Each change in the U.S. Base Rate shall be effective on the date such change is publicly announced as being effective.

         "U.S. Borrower Guarantee Agreement" shall mean the U.S. Borrower Guarantee Agreement, substantially in the form of Exhibit G-3, between the U.S. Borrower and the Canadian Collateral Agent for the benefit of the Canadian Secured Parties.

         "U.S. Collateral" shall mean all "Collateral" as defined in any Security Document, other than Canadian Collateral.

         "U.S. Commitment" shall mean, with respect to each U.S. Lender, the commitment of such U.S. Lender to make U.S. Loans hereunder as set forth in
Schedule 2.01, or in the Assignment and Acceptance pursuant to which such U.S. Lender assumed its U.S. Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to

Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such U.S. Lender pursuant to Section 9.04.

         "U.S. Credit Exposure" shall mean, with respect to any U.S. Lender at any time, the aggregate principal amount at such time of all outstanding U.S. Loans of such U.S. Lender, plus the aggregate amount at such time of such U.S. Lender's U.S. L/C Exposure.

         "U.S. Dollar Equivalent" shall mean, on any date of determination, with respect to any amount in Canadian dollars, the equivalent in U.S. dollars of such amount, determined by the Administrative Agent using the Exchange Rate then in effect.

         "U.S. L/C Exposure" shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding U.S. Letters of Credit at such time plus (b) the aggregate principal amount of all L/C Disbursements in respect of U.S. Letters of Credit that have not yet been reimbursed at such time. The U.S. L/C Exposure of any U.S. Lender at any time shall mean its U.S. Pro Rata Percentage of the aggregate U.S. L/C Exposure at such time.

         "U.S. Lenders" shall mean the Lenders having U.S. Commitments or outstanding U.S. Loans.

         "U.S. Loan" shall mean a loan denominated and made in U.S. dollars by the U.S. Lenders to the U.S. Borrower hereunder. Each U.S. Loan shall be an ABR Loan or a Eurocurrency Loan.

         "U.S. Pledge Agreement" shall mean the U.S. Pledge Agreement, substantially in the form of Exhibit E-1, among the U.S. Borrower, the Subsidiaries party thereto and the U.S. Collateral Agent for the benefit of the Secured Parties.

         "U.S. Pro Rata Percentage" of any U.S. Lender at any time shall mean the percentage of the aggregate U.S. Commitments represented by such U.S. Lender's U.S. Commitment.

         "U.S. Secured Parties" shall have the meaning assigned to such term in the U.S. Security Agreement.

         "U.S. Security Agreement" shall mean the U.S. Security Agreement, substantially in the form of Exhibit F-1, among the U.S. Borrower, the Subsidiaries party thereto and the U.S. Collateral Agent for the benefit of the Secured Parties.

         "U.S. Security Documents" shall mean the U.S. Security Agreement, the U.S. Pledge Agreement and each other Security Document to which the U.S. Borrower or any Domestic Subsidiary is a party and that purports to grant a Lien in the assets of any such person in favor of the U.S. Collateral Agent for the benefit of the Secured Parties.

         "U.S. Subsidiary Guarantee Agreement" shall mean the U.S. Subsidiary Guarantee Agreement, substantially in the form of Exhibit G-2, between the U.S. Subsidiary Guarantors and the U.S. Collateral Agent for the benefit of the Secured Parties.

         "U.S. Subsidiary Guarantor" shall mean each Subsidiary of the U.S. Borrower listed on Schedule 1.01(e), and each other Subsidiary that is or becomes a party to the U.S. Subsidiary Guarantee Agreement.

         "wholly owned Canadian Subsidiary" shall mean any wholly owned Subsidiary of the Canadian Borrower that is a Canadian Subsidiary.

         "wholly owned Domestic Subsidiary" shall mean any wholly owned Subsidiary of the U.S. Borrower that is a Domestic Subsidiary.

         "wholly owned Subsidiary" of any person shall mean a subsidiary of such person of which securities (except for directors' qualifying shares and, in the case of PTI Holdco, the Exchangeable Shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned subsidiaries of such person or by such person and one or more wholly owned subsidiaries of such person.

         "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

         SECTION 1.02. TERMS GENERALLY. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall"; and the words "asset" and "property" shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrowers notify the Administrative Agent that the Borrowers wish to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrowers that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrowers' compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrowers and the Required Lenders.

         SECTION 1.03. SEVERAL OBLIGATIONS; POWER OF ATTORNEY. (a) Subject to the U.S. Borrower's obligations under the U.S. Borrower Guarantee Agreement, the obligations of the Borrowers to pay the principal of and interest on each Loan are several and not joint, and the Canadian Borrower and its Subsidiaries
(other than its Domestic Subsidiaries) shall not be liable for the payment obligations of the U.S. Borrower hereunder.

         (b) The Canadian Borrower hereby appoints the U.S. Borrower and each of its officers to be its attorneys in fact (its "Attorneys") and in its name and on its behalf and as its act and deed or otherwise to sign all documents and carry out all such acts as are necessary or appropriate in connection with executing any Borrowing Request, any Loan Documents or any other instruments, certificates or documents delivered thereunder or in connection therewith (collectively, the "Documents"). This Power of Attorney shall be valid for the duration of the term of this Credit Agreement. The Canadian Borrower hereby ratifies any and all acts which any of its Attorneys shall do in order to execute on its behalf, or in connection with, the Documents mentioned herein.

         SECTION 1.04. CLASSIFICATION OF LOANS AND BORROWINGS. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "U.S. Loan") or by Type (e.g., a "Eurocurrency Loan") or by Class and Type (e.g., a "Eurocurrency U.S. Loan"). Borrowings also may be classified and referred to by Class (e.g., a "U.S. Borrowing") or by Type (e.g., a "Eurocurrency Borrowing") or by Class and Type (e.g., a "Eurocurrency U.S. Borrowing").

         SECTION 1.05. EXCHANGE RATE CALCULATIONS. On each Calculation Date, the Administrative Agent shall (a) determine the Exchange Rate as of such Calculation Date and (b) give notice thereof to the Borrowers and to each Lender that shall have requested such information. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (each, a "Reset Date") and shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rate employed in converting amounts between U.S. Dollars and Canadian dollars.

                                   ARTICLE II

                                   The Credits

         SECTION 2.01. COMMITMENTS. Subject to the terms and conditions and relying upon the representations and warranties herein set forth (a) each U.S. Lender agrees, severally and not jointly, to make U.S. Loans in U.S. dollars to the U.S. Borrower, at any time and from time to time on or after the date hereof, and until the earlier of the Maturity Date and the termination of the U.S. Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender's U.S. Credit Exposure exceeding such Lender's U.S. Commitment and (b) each Canadian Lender agrees, severally and not jointly, to make (i) Canadian Loans in Canadian dollars and/or U.S. dollars to the Canadian Borrower, and (ii) if at the time of the requested Canadian Loan the U.S. Commitments have been fully utilized, to make Canadian Loans in U.S. dollars to the U.S. Borrower through the Canadian Lenders' Affiliates, in each case at any time and from time to time on or after the date hereof, and until the earlier of the Maturity Date and the termination of the Canadian Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender's Canadian Credit Exposure exceeding such Lender's Canadian Commitment. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, prepay and reborrow Loans.

         SECTION 2.02. LOANS. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the U.S. Lenders or the Canadian Lenders, as applicable, ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) in the case of U.S. dollar-denominated Loans, an integral multiple of U.S.$250,000 and in a minimum amount of U.S.$1,000,000, (ii) in the case of Canadian dollar-denominated Loans, an integral multiple of C$100,000 and in a minimum amount of C$1,000,000 or (iii) equal to the remaining available balance of the applicable Commitment.

         (b) Subject to Sections 2.08 and 2.14, (i) each Borrowing denominated in U.S. dollars shall be comprised entirely of ABR Loans (if made to the U.S. Borrower), U.S. Base Rate Loans (if made to the Canadian Borrower) or Eurocurrency Loans as the applicable Borrower may request pursuant to Section
2.03 and (ii) each Borrowing denominated in Canadian dollars shall be comprised entirely of B/A Loans or Canadian Prime Rate Loans as the Canadian Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurocurrency Loan or Canadian Loan denominated in U.S. dollars by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan;

provided that any exercise of such option shall not affect the obligation of the U.S. Borrower to repay such Loan in accordance with the terms of this Agreement or cause either Borrower to incur any cost under Section 2.19 that would not have been incurred but for the exercise of such option. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than five Eurocurrency Borrowings outstanding hereunder at any time or more than five B/A Borrowings outstanding hereunder at any time. For purposes of the foregoing, Eurocurrency Borrowings having different Interest Periods and B/A Borrowings having different Contract Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

         (c) Except with respect to Loans made pursuant to Section 2.02(f), each U.S. Lender and each Canadian Lender making Loans denominated in U.S. dollars to the U.S. Borrower shall make each such Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 11:00 a.m., Standard Time, in the case of a Eurocurrency Borrowing, or 1:00 p.m., Standard Time, in the case of an ABR Borrowing, and the Administrative Agent shall promptly credit the amounts so received to an account in the name of the U.S. Borrower, maintained with the Administrative Agent and designated by the U.S. Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. Except with respect to Loans made pursuant to Section 2.02(f), each Canadian Lender making Loans to the Canadian Borrower shall make each Canadian Loan (other than Canadian Loans described in the preceding sentence) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in Toronto, Ontario, as the Canadian Administrative Agent may designate not later than 11:00 a.m., Standard Time, in the case of a Eurocurrency Borrowing or a B/A Borrowing, or 1:00 p.m., Standard Time, in the case of a Canadian Prime Rate Borrowing or U.S. Base Rate Borrowing, and the Canadian Administrative Agent shall promptly credit the amounts so received to an account in the name of the Canadian Borrower designated by the Canadian Borrower in the applicable Borrowing Request or, if a Canadian Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Canadian Lenders.

         (d) Unless the Applicable Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Applicable Administrative Agent such Lender's portion of such Borrowing, the Applicable Administrative Agent may assume that such Lender has made such portion available to the Applicable Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Applicable Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Applicable Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Applicable Administrative

Agent, such Lender and the applicable Borrower severally agree to repay to the Applicable Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Applicable Administrative Agent at (i) in the case of a Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Applicable Administrative Agent to represent its cost of overnight or short-term funds in the applicable currency (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Applicable Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement; provided, however, that the foregoing does not constitute a waiver by either Borrower of any claim for damages permitted hereunder and attributable to such Lender.

         (e) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request any Borrowing if the Interest Period or Contract Period requested with respect thereto would end after the Maturity Date.

         (f) If an Issuing Bank shall not have received from the U.S. Borrower or the Canadian Borrower, as the case may be, the payment required to be made by
Section 2.21(e) within the time specified in such Section, such Issuing Bank will promptly notify the Applicable Administrative Agent of the L/C Disbursement and the Applicable Administrative Agent will promptly notify each U.S. Lender or Canadian Lender, as applicable, of such L/C Disbursement and its U.S. Pro Rata Percentage or Canadian Pro Rata Percentage, as applicable, thereof. Each such Lender shall pay by wire transfer of immediately available funds to the Applicable Administrative Agent not later than 2:00 p.m., Standard Time, on such date (or, if such Lender shall have received such notice later than 12:00
(noon), Standard Time, on any day, not later than 11:00 a.m., Standard Time, on the immediately following Business Day), an amount equal to such Lender's U.S. Pro Rata Percentage or Canadian Pro Rata Percentage, as applicable, of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Loan or a Canadian Prime Rate Loan, as applicable, of such Lender and such payment shall be deemed to have reduced the U.S. L/C Exposure or the Canadian L/C Exposure, as applicable), and the Applicable Administrative Agent will promptly pay to such Issuing Bank amounts so received by it from such Lenders. The Applicable Administrative Agent will promptly pay to such Issuing Bank any amounts received by it from a Borrower pursuant to Section 2.21(e) prior to the time that any Lender makes any payment pursuant to this paragraph
(f); any such amounts received by the Applicable Administrative Agent thereafter will be promptly remitted by the Applicable Administrative Agent to the Lenders that shall have made such payments and to such Issuing Bank, as their interests may appear. If any Lender shall not have made its U.S. Pro Rata Percentage or Canadian Pro Rata Percentage, as applicable, of such L/C Disbursement available to the Applicable Administrative Agent as provided above, such Lender and the Borrower for whose account such L/C Disbursement was made severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Applicable Administrative Agent for the account of such Issuing Bank at (i) in the case of such Borrower, a rate per annum equal to the interest rate applicable to Loans pursuant to Section 2.06(a) or 2.06(c), as the case may be, and (ii) in the case of such Lender, for the first such day, the rate determined by the Applicable Administrative Agent to represent its cost of obtaining overnight or short-term funds in the relevant currency, and for each day thereafter, the Alternate Base Rate or the Canadian Prime Rate, as the case may be; provided, however, that the foregoing does not constitute a waiver by either Borrower of any claim for damages permitted hereunder and attributable to such Lender.

         SECTION 2.03. BORROWING PROCEDURE. (a) In order to request a Borrowing (other than a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03(a) shall not apply), the U.S. Borrower shall hand deliver or fax to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., Standard Time, three Business Days before a proposed Borrowing, (b) in the case of an ABR Borrowing under the U.S. Commitments not later than 11:00 a.m., Standard Time, on the day of the proposed Borrowing, and (c) in the case of an ABR Borrowing under the Canadian Commitments, not later than 2:00 p.m., Standard Time, one Business Day before the proposed Borrowing. Each such Borrowing Request shall be irrevocable, shall be signed by or on behalf of the U.S. Borrower and shall specify the following information: (i) whether the Borrowing then being requested is to be a U.S. Borrowing or, if at the time of such request the U.S. Commitments have been fully utilized, a Canadian Borrowing; (ii) whether such Borrowing is to be a Eurocurrency Borrowing or an ABR Borrowing; (iii) the date of such Borrowing (which shall be a Business Day); (iv) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (v) the amount of such Borrowing; and (vi) if such Borrowing is to be a Eurocurrency Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurocurrency Borrowing is specified in any such notice, then the U.S. Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03(a) (and the contents thereof), and of each Lender's portion of the requested Borrowing.

         (b) In order to request a Borrowing (other than a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03(b) shall not apply), the Canadian Borrower (or the U.S. Borrower on its behalf) shall hand deliver or fax to the Canadian Administrative Agent a duly completed Borrowing Request (a) in the case of a B/A Borrowing or a Eurocurrency Borrowing, not later than 1:00 p.m., Standard Time, three Business Days before the proposed Borrowing and (b) in the case of a Canadian Prime Rate Borrowing or U.S. Base Rate Borrowing, not later than 3:00 p.m., Standard Time, one Business Day before the proposed Borrowing. Each such Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Canadian Borrower and shall specify the following information: (i) whether the Borrowing then being requested is to be denominated in Canadian dollars or U.S. dollars; (ii) whether such borrowing is to be a Canadian Prime Rate Borrowing, a B/A Borrowing, a U.S. Base Rate Borrowing or a Eurocurrency Borrowing; (iii) the date of such Borrowing (which shall be a Business Day); (iv) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (v) the amount of such Borrowing; and (vi) if such Borrowing is to be a B/A Borrowing or a Eurocurrency Borrowing, the Contract Period or Interest Period, respectively, therefor; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section
2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be a Canadian Prime Rate Borrowing (if denominated in Canadian dollars) or a U.S. Base Rate Borrowing (if denominated in U.S. dollars). If no Contract Period or Interest Period with respect to a B/A Borrowing or Eurocurrency Borrowing has been specified in any such notice, then the Canadian Borrower shall be deemed to have selected a Contract Period or Interest Period of 30 days' or one month's duration, respectively. The Canadian Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03(b) (and the contents thereof), and of each Lender's portion of the requested Borrowing.

         SECTION 2.04. EVIDENCE OF DEBT; REPAYMENT OF LOANS. (a) The U.S. Borrower hereby unconditionally promises to pay to the Administrative Agent (i) for the account of each U.S. Lender holding U.S. Loans, and (ii) for the account of each Canadian Lender holding Canadian Loans denominated in U.S. dollars and made to the U.S. Borrower, the then unpaid principal amount of each such Loan of such Lender on the Maturity Date. The Canadian Borrower hereby unconditionally promises to pay to the Canadian Administrative Agent for the account of each Canadian Lender holding Canadian Loans made to the Canadian Borrower, the then unpaid principal amount of each such Loan of such Canadian Lender on the Maturity Date. Except for any B/A Loan (the compensation for which is set forth in Section 2.22), each Loan shall bear interest from and including the date made on the outstanding principal balance thereof as set forth in Section 2.06.

         (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid such Lender from time to time under this Agreement.

         (c) The Administrative Agents shall maintain accounts in which they will record (i) the amount of each Loan made hereunder, the Type and currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iii) the amount of any sum received by the Applicable Administrative Agent hereunder from either Borrower or any Subsidiary Guarantor and each Lender's share thereof.

         (d) The entries made in the accounts maintained pursuant to paragraphs
(b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agents to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

         (e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the applicable Borrower shall execute and deliver to such Lender a promissory note or promissory notes payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Applicable Administrative Agent and the applicable Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

         SECTION 2.05. FEES. (a) Each Borrower agrees to pay to each Lender, through the Applicable Administrative Agent, on the last Business Day of March, June, September and December in each year, commencing on the last Business Day of March 2001, and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a "Commitment Fee") equal to the Applicable Percentage on the daily unused amount of the Commitments of such Lender to make Loans to such Borrower during the preceding quarter (or other period commencing with the earlier to occur of the Closing Date and December 25, 2000, or ending with the Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fees due to each Lender shall commence to accrue on the earlier to occur of the Closing Date and December 25, 2000, and shall cease to accrue on the date on which the applicable Commitment of such Lender shall expire or be terminated as provided herein.

         (b) Each Borrower agrees to pay to the Applicable Administrative Agent, for its own account, the administration fees separately agreed to from time to time by such Borrower and such Administrative Agent (the "Administrative Agent Fees").

         (c) Each Borrower agrees to pay (i) to each Lender, through the Applicable Administrative Agent, on the last Business Day of March, June, September and December of each year, commencing on the last Business Day of March 2001, and on the date on which the Commitment of such Lender shall be terminated as provided herein, a fee (an "L/C Participation Fee") calculated on such Lender's U.S. Pro Rata Percentage or Canadian Pro Rata Percentage, as applicable, of the daily aggregate U.S. L/C Exposure or Canadian L/C Exposure, as applicable (in each case excluding the portion thereof attributable to unreimbursed L/C Disbursements in respect of Letters of Credit) during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the

Commitments of all Lenders shall have been terminated) at a rate equal to the Applicable Percentage from time to time used to determine the interest rate on Borrowings comprised of Eurocurrency Loans pursuant to Section 2.06, and (ii) to the Applicable Issuing Bank with respect to each Letter of Credit, the fronting, issuance, payment, amendment and transfer fees specified from time to time by such Issuing Bank (the "Issuing Bank Fees"). All L/C Participation Fees and, unless otherwise agreed by the Applicable Issuing Bank, Issuing Bank Fees, shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

         (d) All Fees shall be paid on the dates due, in immediately available U.S. dollars (except with respect to L/C Participation Fees and Issuing Bank Fees in respect of Canadian Letters of Credit, each of which shall be payable in immediately available Canadian dollars), to the Applicable Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Applicable Issuing Bank. Once paid, absent manifest error, none of the Fees shall be refundable under any circumstances.

         SECTION 2.06. INTEREST ON LOANS. (a) Subject to the provisions of
Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360, 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in respect of ABR Loans in effect from time to time.

         (b) Subject to the provisions of Section 2.07, the Loans comprising each Eurocurrency Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in respect of Eurocurrency Loans in effect from time to time.

         (c) Subject to the provisions of Section 2.07, the Loans comprising each Canadian Prime Rate Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Canadian Prime Rate plus the Applicable Percentage in respect of the Canadian Prime Rate Loans in effect from time to time.

         (d) Subject to the provisions of Section 2.07, the Loans comprising each B/A Borrowing shall be subject to an Acceptance Fee, payable by the Canadian Borrower on the date of acceptance of the relevant B/A and calculated as set forth in the definition of the term "Acceptance Fee" in Section 1.01.

         (e) Subject to the provisions of Section 2.07, the Loans comprising each U.S. Base Rate Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the U.S. Base Rate plus the Applicable Percentage in respect of U.S. Base Rate Loans in effect from time to time.

         (f) Interest on each Loan shall be payable to the Applicable Administrative Agent on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate, Adjusted LIBO Rate, Canadian Prime Rate, U.S. Base Rate, Discount Rate, and Acceptance Fee shall be determined by the Applicable Administrative Agent, and such determination shall be conclusive absent manifest error.

         (g) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or fee to be paid hereunder or in connection herewith is to be calculated on the basis of any period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, 365 or 366, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

         SECTION 2.07. DEFAULT INTEREST. If a Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, or under any other Loan Document, such Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate or the Canadian Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Loan (or a Canadian Prime Rate Loan, in the case of the Canadian Borrower) plus 2.00%.

         SECTION 2.08. ALTERNATE RATE OF INTEREST. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurocurrency Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrowers and the Lenders.

In the event of any such determination, until the Administrative Agent shall have advised the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, any request by a Borrower for a Eurocurrency Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing (or, in the case of a request by the Canadian Borrower, a U.S. Base Rate Borrowing). Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

         SECTION 2.09. TERMINATION AND REDUCTION OF COMMITMENTS. (a) The Commitments and the L/C Commitments shall automatically terminate on the Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., Standard Time, on February 15, 2001, if the initial Credit Event shall not have occurred by such time.

         (b) Upon at least three Business Days' prior irrevocable written or fax notice to the Administrative Agents, the U.S. Borrower or the Canadian Borrower, as the case may be, may at any time in whole permanently terminate, or from time to time in part permanently reduce, any Class of Commitments; provided, however, that each partial reduction of any Class of Commitments shall be in an integral multiple of U.S.$1,000,000, or C$1,000,000, as the case may be.

         (c) Each reduction in any Class of Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Commitments of such Class. The applicable Borrower shall pay to the Applicable Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

         (d) The Borrowers may, by notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders) given not less than 45 days prior to the Maturity Date at any time in effect, request that the Lenders extend the Maturity Date for an additional period of not more than one year as specified in such notice. Each Lender shall, by notice to the Borrowers and the Administrative Agent given not later than 30 days following receipt of the Borrowers' request, advise the Borrowers whether or not it agrees to such extension. Any Lender that has not so advised the Borrowers and the Administrative Agent by such day shall be deemed to have declined to agree to such extension. If the Borrowers shall have requested and if each Lender shall have agreed to an extension of the Maturity Date, then the Maturity Date shall be extended for the additional period specified in the Borrowers' request. The decision to agree or withhold agreement to any extension of the Maturity Date hereunder shall be at the sole discretion of each Lender. Notwithstanding the foregoing provisions of this paragraph, (i) the Maturity Date may not be extended to a date later than January 25, 2006, pursuant to this paragraph,
(ii) the Borrowers shall have the right, pursuant to Section 2.20(a), to replace any Lender (a "Non-Consenting Lender") that has declined to agree to any requested extension of the Maturity Date with a Lender or other financial institution that will agree to such extension of the Maturity Date, (iii) if Lenders holding at least 66-2/3% but less than 100% of the Commitments of a Class shall have agreed to such requested extension, the applicable Borrower may repay or prepay, on a non-pro rata basis, the Loans (together with accrued and unpaid interest and Fees), and terminate the Commitments, of the Non-Consenting Lenders of such Class (provided that the Total Commitment immediately after giving effect to such termination shall not be less than U.S.$100,000,000) and (iv) the Borrowers shall have the right, any time prior to the Maturity Date then in effect, to withdraw their request for an extension under this paragraph by notice to the Administrative Agent (which shall promptly deliver a notice to each Lender), in which case the Maturity Date will not be so extended.

         SECTION 2.10. CONVERSION AND CONTINUATION OF BORROWINGS. The Borrowers shall have the right at any time upon prior irrevocable notice to the Applicable Administrative Agent (a) not later than 11:00 a.m., Standard Time, on the day of the proposed conversion, to convert any Eurocurrency Borrowing into an ABR Borrowing under the U.S. Commitments, (b) not later than 3:00 p.m., Standard Time, one Business Day before the proposed conversion to convert any Eurocurrency Borrowing under the Canadian Commitments into an ABR Borrowing or a U.S. Base Rate Borrowing under the Canadian Commitments, as the case may be, or to convert any B/A Borrowing into a Canadian Prime Rate Borrowing, (c) not later than 1:00 p.m., Standard Time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing or U.S. Base Rate Borrowing into a Eurocurrency Borrowing or to continue any Eurocurrency Borrowing as a Eurocurrency Borrowing for an additional Interest Period, (d) not later than 1:00 p.m., Standard Time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurocurrency Borrowing to another permissible Interest Period and (e) not later than 1:00 p.m., Standard Time, three Business Days prior to conversion or continuation, to convert any Canadian Prime Rate Borrowing to a B/A Borrowing or to continue any B/A Borrowing as a B/A Borrowing for an additional Contract Period, subject in each case to the following:

                  (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

                  (ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) and, if applicable, Section 2.22, regarding the principal amount and maximum number of Borrowings of the relevant Type;

                  (iii) each conversion shall be effected by each Lender and the Applicable Administrative Agent by recording for the account of such Lender the new Type and/or Interest Period or Contract Period for such Borrowing resulting from such conversion; accrued interest on any Eurocurrency Loan (or portion thereof) being converted shall be paid by the applicable Borrower at the time of conversion;

                  (iv) if any Eurocurrency Borrowing or B/A Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the applicable Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.15;

                  (v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurocurrency Borrowing or a B/A Borrowing;

                  (vi) any portion of a Eurocurrency Borrowing or a B/A Borrowing that cannot be converted into or continued as a Eurocurrency Borrowing or a B/A Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period or Contract Period in effect for such Borrowing into an ABR Borrowing, a U.S. Base Rate Borrowing or a Canadian Prime Rate Borrowing, as the case may be; and

                  (vii) upon notice to the Borrowers from the Administrative Agent given at the request of the Required U.S. Lenders or the Required Canadian Lenders, as the case may be, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurocurrency Loan or a B/A Loan, respectively.

         Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the applicable Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurocurrency Borrowing, an ABR Borrowing, a B/A Borrowing, a U.S. Base Rate Borrowing or a Canadian Prime Rate Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurocurrency Borrowing or a B/A Borrowing, the Interest Period or Contract Period with respect thereto. If no Interest Period or Contract Period is specified in any such notice with respect to any conversion to or continuation as a Eurocurrency Borrowing or a B/A Borrowing, the applicable Borrower shall be deemed to have selected an Interest Period or Contract Period of one month's or 30 days', as the case may be, duration. The Applicable Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.10 and of each Lender's portion of any converted or continued Borrowing. If a Borrower shall not have given notice in accordance with this Section 2.10 to continue any Eurocurrency or B/A Borrowing into a subsequent Interest Period or Contract Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing, a U.S. Base Rate Borrowing or a Canadian Prime Rate Borrowing, as applicable.

         SECTION 2.11. OPTIONAL PREPAYMENT. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing (other than Bankers' Acceptances or B/A Equivalent Loans, which may, however, be defeased as provided below), in whole or in part, upon written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) delivered to the Applicable Administrative Agent (i) by 1:00 p.m., Standard Time, at least three Business Days prior to the date designated for such prepayment, in the case of any prepayment of a Eurocurrency Borrowing, (ii) by 11:00 a.m., Standard Time, on the date designated for such prepayment in the case of any prepayment of an ABR Borrowing under the U.S. Commitments, or (iii) by 3:00 p.m., Standard Time, one Business Day prior to the date designated for such prepayment, in the case of an ABR Borrowing, a U.S. Base Rate Borrowing or a Canadian Prime Rate Borrowing under the Canadian Commitments; provided, however, that each partial prepayment shall be in an amount that is a minimum amount of U.S.$1,000,000 or an integral multiple of U.S.$100,000 in excess thereof (or C$1,000,000 and C$100,000, respectively, in the case of Borrowings denominated in Canadian dollars); and provided further that the Canadian Borrower may defease any B/A or B/A Equivalent Loan by depositing with the Canadian Administrative Agent an amount that, together with interest accruing on such amount to the end of the Contract Period for such B/A or B/A Equivalent Loan is sufficient to pay such maturing Bankers' Acceptances or B/A Equivalent Loans when due. The Applicable Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.11 and of each Lender's portion of such prepayment.

         (b) Each notice of prepayment shall specify (i) the amount to be prepaid, (ii) the prepayment date and (iii) the Class of Loans to be repaid and shall commit the applicable Borrower to prepay such obligations by the amount specified therein on the date specified therein. All prepayments pursuant to this Section 2.11 shall be subject to Section 2.15, but shall otherwise be without premium or penalty.

         SECTION 2.12. MANDATORY PREPAYMENTS. (a) In the event of any termination of all the U.S. Commitments or Canadian Commitments, the applicable Borrower shall, on the date of such termination, repay or prepay all its outstanding Borrowings and replace all outstanding Letters of Credit and/or deposit an amount equal to the sum of the U.S. L/C Exposure and the Canadian L/C Exposure in cash in a cash collateral account established with the Collateral Agent for the benefit of the Secured Parties. In the event of any partial reduction of the U.S. Commitments or the Canadian Commitments then (i) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrowers and the Lenders of the aggregate U.S. Credit Exposure or the aggregate Canadian Credit Exposure, as the case may be, after giving effect thereto, and (ii) if the aggregate U.S. Credit Exposure or the aggregate Canadian Credit Exposure, as the case may be, would exceed the Total U.S. Commitment or Total Canadian Commitment, respectively, after giving effect to such reduction, then the U.S. Borrower or the Canadian Borrower, as the case may be, shall, on the date of such reduction, repay or prepay Borrowings (or defease B/A Borrowings as described in Section 2.11(a)) and/or replace or cash collateralize outstanding Letters of Credit in an amount sufficient to eliminate such excess. If on any Calculation Date, the aggregate Canadian Credit Exposure would exceed the Total Canadian Commitment, then on the immediately succeeding Reset Date the Canadian Borrower shall repay or prepay

Canadian Borrowings (or defease B/A Borrowings as described in Section 2.11(a)) and/or replace or cash collateralize outstanding Canadian Letters of Credit in an amount sufficient to eliminate such excess.

         (b) Not later than the third Business Day following the completion of any Asset Sale, the Borrowers shall permanently reduce the Commitments in accordance with Section 2.12(e) (and prepay Loans and/or cash collateralize Letters of Credit and B/A Loans to the extent required by Section 2.12(a)) by an aggregate amount equal to 100% of the Net Cash Proceeds with respect thereto.

         (c) In the event and on each occasion that an Equity Issuance occurs, substantially simultaneously with (and in any event not later than the third Business Day next following) the occurrence of such Equity Issuance, the Borrowers shall permanently reduce the Commitments in accordance with Section 2.12(e) (and prepay Loans and/or cash collateralize Letters of Credit and B/A Loans to the extent required by Section 2.12(a)) by an amount equal to 50% of the Net Cash Proceeds therefrom.

         (d) In the event that any Loan Party or any subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or other disposition of Indebtedness for money borrowed of any Loan Party or any subsidiary of a Loan Party (other than Indebtedness for money borrowed permitted pursuant to Section 6.01), substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such subsidiary, the Borrowers shall permanently reduce the Commitments in accordance with Section 2.12(e) (and prepay Loans and/or cash collateralize Letters of Credit and B/A Loans to the extent required by Section 2.12(a)) by an amount equal to 100% of such Net Cash Proceeds.

         (e) Mandatory reductions of Commitments under this Agreement shall be allocated pro rata between the then-outstanding U.S. Commitments and Canadian Commitments.

         (f) The U.S. Borrower shall deliver to the Administrative Agent, at the time of each Commitment reduction required under this Section 2.12, (i) a certificate signed by a Financial Officer of the U.S. Borrower setting forth in reasonable detail the calculation of the amount of such reduction and (ii) to the extent practicable, at least three days prior written notice of such prepayment. To the extent required, the Administrative Agent shall promptly determine the U.S. Dollar Equivalent of the amount of any Commitment reduction and shall notify the Borrowers and Lenders thereof. All prepayments of Borrowings under this Section 2.12 shall be subject to Section 2.15, but shall otherwise be without premium or penalty.

         SECTION 2.13. RESERVE REQUIREMENTS; CHANGE IN CIRCUMSTANCES. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or

Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate or Discount Rate) or shall impose on such Lender or Issuing Bank or the London interbank market or other relevant interbank market any other condition affecting this Agreement or Eurocurrency Loans or B/A Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Bank of making or maintaining any Eurocurrency Loan or B/A Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), in each case, by an amount deemed by such Lender or Issuing Bank (acting reasonably) to be material, then the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, upon demand in accordance with paragraph (c) below such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

         (b) If any Lender or Issuing Bank (acting reasonably) shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender's or Issuing Bank's capital or on the capital of such Lender's or Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank pursuant hereto to a level below that which such Lender or Issuing Bank or such Lender's or Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or Issuing Bank's policies and the policies of such Lender's or Issuing Bank's holding company with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank (acting reasonably) to be material, then from time to time in accordance with paragraph (c) below the applicable Borrower shall pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender's or Issuing Bank's holding company for any such reduction suffered.

         (c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or the Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

         (d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender's or Issuing Bank's right to demand such compensation; provided that the Borrowers shall not be under any obligation to compensate any Lender or Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender or Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender and Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

         SECTION 2.14. CHANGE IN LEGALITY. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan, then, by written notice to the Borrowers and to the Administrative Agent:

                  (i) such Lender may declare that Eurocurrency Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans and U.S. Base Rate Loans will not thereafter (for such duration) be converted into Eurocurrency Loans), where upon any request for a Eurocurrency Borrowing (or to convert an ABR Borrowing to a Eurocurrency Borrowing or to continue a Eurocurrency Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan or a U.S. Base Rate Loan (or a request to continue an ABR Loan or a U.S. Base Rate Loan as such or to convert a Eurocurrency Loan into an ABR Loan or a U.S. Base Rate Loan), unless such declaration shall be subsequently withdrawn; and

                  (ii) such Lender may require that all outstanding Eurocurrency Loans made by it be converted to ABR Loans or U.S. Base Rate Loans, as the case may be, in which event all such Eurocurrency Loans shall be automatically converted to ABR Loans or U.S. Base Rate Loans, as the case may be, as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurocurrency Loans that would have been made by such Lender or the converted Eurocurrency Loans of such Lender shall instead be applied to repay the ABR Loans or U.S. Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans.

         (b) For purposes of this Section 2.14, a notice to the U.S. Borrower by any Lender shall be effective as to each Eurocurrency Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurocurrency Loan; in all other cases such notice shall be effective on the date of receipt by such Borrower.

         SECTION 2.15. INDEMNITY. The Borrowers shall severally indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurocurrency Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurocurrency Loan to an ABR Loan or U.S. Base Rate Loans or the conversion of the Interest Period with respect to any Eurocurrency Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurocurrency Loan or B/A Loan to be made by such Lender (including any Eurocurrency Loan or B/A Loan to be made pursuant to a conversion or continuation under Section 2.10 or 2.22, as applicable) not being made after notice of such Loan shall have been given by a Borrower hereunder (any of the events referred to in this clause (a) being called a "Breakage Event") or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurocurrency Loan or B/A Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period or Contract Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the applicable Borrower and shall be conclusive absent manifest error.

         SECTION 2.16. PRO RATA TREATMENT. (a) Except as permitted under Section 2.09(d) or required under Section 2.14, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective Commitments of the applicable Class (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans).

         (b) Notwithstanding any other provision of this Agreement or the Security Documents, it is the intent of the Secured Parties that each of the Secured Parties shall share in the aggregate proceeds of the Collateral on a pro rata basis as provided in paragraph (a) above. Accordingly, if the proceeds in respect of one class of Collateral (i.e., U.S. Collateral or Canadian Collateral) are insufficient to repay the Obligations intended to be secured by such class of Collateral pursuant to the Security Documents, the Agents, shall, to the extent they deem necessary, allocate and reallocate the proceeds of the Collateral to ensure that each Secured Party receives its pro rata share of the proceeds of all the Collateral. If after giving effect to the allocations described in the preceding sentence any Secured Party shall have received less than its pro rata share of the aggregate proceeds of all the Collateral, each Secured Party that received more than its pro rata share of the aggregate proceeds of all the Collateral agrees to deliver to the Agents, for reallocation to the Secured Parties that received less than their pro rata share of the proceeds of all the Collateral, the excess of the aggregate amount received by such Secured Party over the amount that would have been such Secured Party's pro rata share of the proceeds of all the Collateral.

         SECTION 2.17. SHARING OF SETOFFS. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against a Borrower or any other Loan Party, or pursuant to a secured claim or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable Insolvency Law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan as a result of which the unpaid portion of its Loans shall be proportionately less than the unpaid portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid amount of all Loans then outstanding as the amount of its Loans prior to such exercise of banker's lien, setoff or counterclaim or other event was to the amount of all Loans outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this
Section 2.17 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Each Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan to such Borrower deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to such Borrower in the amount of such participation.

         SECTION 2.18. PAYMENTS. (a) The Borrowers shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 2:00 p.m., Standard Time, on the date when due in immediately available U.S. dollars (or Canadian dollars, in the case of payments relating to Commitments, Loans and Letters of Credit denominated in Canadian dollars), without setoff, defense or counterclaim. Each such payment (other than Issuing Bank Fees, which shall be paid directly to the Applicable Issuing Bank) shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, New York, 10010 or in the case of payments by or on behalf of the Canadian Borrower, to the accounts in Toronto, Ontario designated by the Canadian Administrative Agent.

         (b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

         SECTION 2.19. TAXES. (a) Any and all payments by or on account of any obligation of the Borrowers or any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Borrower or any Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section), the Applicable Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or such Loan Party shall make such deductions and (iii) such Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

         (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

         (c) Each Borrower shall indemnify the Applicable Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower or any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender, or by the Applicable Administrative Agent on its behalf or on behalf of a Lender, shall be conclusive absent manifest error.

         (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower or any other Loan Party to a Governmental Authority, the applicable Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

         (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall, if such payment otherwise would be subject to a withholding Tax, deliver to the applicable Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by a Borrower as will permit such payments to be made without withholding or at a reduced rate.

         (f) Each Canadian Lender represents that it is a resident of Canada for purposes of the ITA.

         SECTION 2.20. ASSIGNMENT OF COMMITMENTS UNDER CERTAIN CIRCUMSTANCES; DUTY TO MITIGATE. (a) In the event (i) any Lender or Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.13, (ii) any Lender or Issuing Bank delivers a notice described in Section 2.14, (iii) a Borrower is required to pay any additional amount to any Lender or Issuing Bank or any Governmental Authority on account of any Lender or Issuing Bank pursuant to
Section 2.19, (iv) any Lender fails to agree to an extension of the Maturity Date as provided in Section 2.09(d), or (v) any Lender breaches its obligations to fund a Loan under Section 2.02, then the applicable Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or Issuing Bank and the Administrative Agent, require such Lender or Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the applicable Borrower shall have received the prior written consent of the Administrative Agent and the Applicable Issuing Bank, which consent shall not unreasonably be withheld or delayed, and (z) the applicable Borrower or such assignee shall have paid to the affected Lender or Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or Issuing Bank hereunder (including any amounts under Section 2.13 and Section 2.15).

         (b) If (i) any Lender or Issuing Bank shall request compensation under
Section 2.13, (ii) any Lender or Issuing Bank delivers a notice described in
Section 2.14 or (iii) a Borrower is required to pay any additional amount to any Lender or Issuing Bank or any Governmental Authority on account of any Lender or Issuing Bank, pursuant to Section 2.19, then such Lender or Issuing Bank shall use reasonable efforts (which shall not require such Lender or Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by such Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section
2.13 or enable it to withdraw its notice pursuant to Section 2.14 or would reduce amounts payable pursuant to Section 2.19, as the case may be, in the future. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Issuing Bank in connection with any such filing or assignment, delegation and transfer.

         SECTION 2.21. LETTERS OF CREDIT. (a) General. Each Borrower may request the issuance of a Letter of Credit for its own account or for the account of any of its wholly owned Subsidiaries (in which case such Borrower and such wholly owned Subsidiary shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the Applicable Issuing Bank, at any time and from time to time while the Commitments remain in effect, but no later than five Business Days prior to the Maturity Date. This Section shall not be construed to impose an obligation upon an Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

         (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the applicable Borrower shall hand deliver or fax to the Applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A U.S. Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit, the U.S. Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the U.S. L/C Exposure shall not exceed U.S.$10,000,000 and (ii) the aggregate U.S. Credit Exposure shall not exceed the Total U.S. Commitment. A Canadian Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Canadian Letter of Credit, the Canadian Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the Canadian L/C Exposure shall not exceed C$7,500,000 and (ii) the aggregate Canadian Credit Exposure shall not exceed the Total Canadian Commitment.

         (c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided that a Letter of Credit may provide for automatic extension of any expiration date for additional periods of up to one year (but not past the Maturity Date), subject to a right on the part of the Issuing Bank to prevent any such automatic extension from occurring by giving reasonable notice to the beneficiary during a period satisfactory to the Administrative Agent.

         (d) Participations. By the issuance of a Letter of Credit and without any further action on the part of an Issuing Bank or the Lenders, the Applicable Issuing Bank hereby grants to each U.S. Lender or Canadian Lender, as the case may be, and each such Lender hereby acquires from the Applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender's U.S. Pro Rata Percentage or Canadian Pro Rata Percentage, as applicable, of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit (or, in the case of the Rolled Letters of Credit, effective upon the Closing Date). In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Applicable Administrative Agent, for the account of the Applicable Issuing Bank, such Lender's U.S. Pro Rata Percentage or Canadian Pro Rata Percentage, as applicable, of each L/C Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f), in the same currency in which such L/C Disbursement is denominated. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

         (e) Reimbursement. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the applicable Borrower shall pay to the Applicable Administrative Agent an amount equal to such L/C Disbursement not later than two hours after such Borrower shall have received notice from such Issuing Bank that payment of such draft will be made, or, if such Borrower shall have received such notice later than 11:00 a.m., Standard Time, on any Business Day, not later than 11:00 a.m., Standard Time, on the immediately following Business Day.

         (f) Obligations Absolute. Each Borrower's obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

                  (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

                  (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

                  (iii) the existence of any claim, setoff, defense or other right that such Borrower, any other party guaranteeing, or otherwise obligated with, such Borrower, any subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, the Applicable Issuing Bank, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

                  (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (v) payment by the Applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit; and

                  (vi) any other act or omission to act or delay of any kind of the Applicable Issuing Bank, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of such Borrower's obligations hereunder.

         Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of each Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or wilful misconduct of the Applicable Issuing Bank. However, the foregoing shall not be construed to excuse the Applicable Issuing Bank from liability to a Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank's failure to comply with its duties as an issuing bank under applicable law or gross negligence or wilful misconduct in determining whether drafts and other documents presented under a Letter of Credit strictly comply with the terms thereof; it is understood that the Applicable Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) such Issuing Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute wilful misconduct or gross negligence of the Applicable Issuing Bank.

         (g) Disbursement Procedures. The Applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Applicable Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the applicable Borrower of such demand for payment and whether the Applicable Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse the Applicable Issuing Bank and the Lenders with respect to any such L/C Disbursement. The Administrative Agent shall promptly give each Lender notice thereof.

         (h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the applicable Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Applicable Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by such Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Loan or a Canadian Prime Rate Loan, as the case may be.

         (i) Resignation or Removal of an Issuing Bank. An Issuing Bank may resign at any time by giving 30 days' prior written notice to the Administrative Agent, the Lenders and the Borrowers, and may be removed at any time by the U.S. Borrower by notice to such Issuing Bank, the Administrative Agent and the Lenders. Subject to the next succeeding paragraph, upon the acceptance of any appointment as an Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such removal or resignation shall become effective, the applicable Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrowers and the Administrative Agent, and, from and after the effective date of such agreement,
(i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

         (j) Cash Collateralization. If any Event of Default shall occur and be continuing, and a Borrower shall receive notice from the Administrative Agent or the Required U.S. Lenders or the Required Canadian Lenders requesting that it deposit cash collateral and specifying the amount to be deposited, then such Borrower shall on the Business Day it receives such notice deposit in an account with the U.S. Collateral Agent or the Canadian Collateral Agent, as the case may be, for the benefit of the U.S. Lenders or Canadian Lenders, as the case may be, an amount in cash equal to the U.S. L/C Exposure or the Canadian L/C Exposure, respectively, as of such date. Such deposit shall be held by the U.S. Collateral Agent or the Canadian Collateral Agent, as the case may be, as collateral for the payment and performance of the Obligations. Such Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of such Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Applicable Administrative Agent to reimburse the Applicable Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the U.S. L/C Exposure or the Canadian L/C Exposure, as applicable, at such time and
(iii) if the maturity of the Loans has been accelerated, be applied to satisfy the Obligations. If a Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived.

         (k) Additional Issuing Banks. A Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed (in addition to being a Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Loan Documents to the term "Issuing Bank" shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as Issuing Bank.

         SECTION 2.22. BANKERS' ACCEPTANCES. (a) Subject to the terms and conditions of this Agreement, the Canadian Borrower may request a Borrowing denominated in Canadian dollars by presenting drafts for acceptance and, if applicable, purchase as B/As by the Canadian Lenders.

         (b) No Contract Period with respect to a B/A to be accepted and, if applicable, purchased as a Loan shall extend beyond the Maturity Date. All B/A Loans shall be denominated in Canadian dollars.

         (c) To facilitate availment of the B/A Loans, the Canadian Borrower hereby appoints each Canadian Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Canadian Lender, blank forms of B/As in the form requested by such Canadian Lender. The Canadian Borrower recognizes and agrees that all B/As signed and/or endorsed on its behalf by a Canadian Lender shall bind the Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian Borrower. Each Canadian Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Canadian Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by such Canadian Lender. No Canadian Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or wilful misconduct of such Canadian Lender or its officers, employees, agents or representatives. Each Canadian Lender shall maintain a record with respect to B/As (i) voided by it for any reason, (ii) accepted and purchased by it hereunder and (iii) canceled at their respective maturities. Each Canadian Lender further agrees to retain such records in the manner and for the statutory periods provided in the various provincial or federal statutes and regulations which apply to such Canadian Lender. On request by or on behalf of the Canadian Borrower, a Canadian Lender shall cancel all forms of B/A which have been pre-signed or pre-endorsed on behalf of the Canadian Borrower and which are held by such Canadian Lender and are not required to be issued in accordance with the Canadian Borrower's irrevocable notice. At the discretion of a Lender, Bankers' Acceptances to be accepted by such Lender may be issued in the form of "Depository Bills" within the meaning of the Depository Bills and Notes Act (Canada) and deposited with the Canadian Depository for Securities Limited ("CDS") and may be made payable to "CDS & Co." or in such other name as may be acceptable to CDS and thereafter dealt with in accordance with the rules and procedures of CDS, consistent with the terms of this Agreement. All Depository Bills so issued shall be governed by the provisions of this Section 2.22.

         (d) Drafts of the Canadian Borrower to be accepted as B/As hereunder shall be signed as set forth in this Section 2.22. Notwithstanding that any person whose signature appears on any B/A may no longer be an authorized signatory for any of the Canadian Lenders or the Canadian Borrower at the date of issuance of a B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed shall be binding on the Canadian Borrower.

         (e) Promptly following receipt of a notice of borrowing, continuation or conversion of B/As, the Canadian Administrative Agent shall so advise the Canadian Lenders and shall advise each Canadian Lender of the aggregate face amount of the B/As to be accepted by it and the applicable Contract Period (which shall be identical for all Canadian Lenders). The aggregate face amount of the B/As to be accepted by a Canadian Lender shall be in an integral multiple of C$100,000 and such face amount shall be in each Canadian Lender's pro rata portion of such Canadian Borrowing; provided, that the Canadian Administrative Agent may, in its sole discretion, increase or reduce any Canadian Lender's portion of such B/A to the nearest C$100,000.

         (f) The Canadian Borrower may specify in a notice of borrowing or conversion or continuation pursuant to Section 2.03 or Section 2.10, respectively, that it desires that any B/As requested by such notice be purchased by the Canadian Lenders, in which case the Canadian Lenders shall purchase, or arrange the purchase of, each B/A from the Canadian Borrower at the Discount Rate for such Canadian Lender applicable to such B/A accepted by it and provide to the Canadian Administrative Agent the Discount Proceeds for the account of the Canadian Borrower. The Acceptance Fee payable by the Canadian Borrower to a Canadian Lender under Section 2.06 in respect of each B/A accepted by such Canadian Lender shall be set off against the Discount Proceeds payable by such Canadian Lender under this Section 2.22.

         (g) Each Canadian Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/As accepted and purchased by it.

         (h) If a Canadian Lender notifies the Canadian Administrative Agent in writing that it is unable to accept Bankers' Acceptances, such Canadian Lender will, instead of accepting and, if applicable, purchasing Bankers' Acceptances, make an advance (a "B/A Equivalent Loan") to the Canadian Borrower in the amount and for the same term as the draft that such Canadian Lender would otherwise have been required to accept and purchase hereunder. Each such Canadian Lender will provide to the Canadian Administrative Agent the Discount Proceeds of such B/A Equivalent Loan for the account of the Canadian Borrower. Each such B/A Equivalent Loan will bear interest at the same rate that would result if such Lender had accepted (and been paid an Acceptance Fee) and purchased (on a discounted basis at the Discount Rate) a Bankers' Acceptance for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Loan shall have the same economic consequences for the Lenders and the Canadian Borrower as the Bankers' Acceptance which such B/A Equivalent Loan replaces). All such interest shall be paid in advance on the date such B/A Equivalent Loan is made, and will be deducted from the principal amount of such B/A Equivalent Loan in the same manner in which the Discount Proceeds of a Bankers' Acceptance would be deducted from the face amount of the Bankers' Acceptance.

         (i) The Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Canadian Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Canadian Lender in its own right and the Canadian Borrower agrees not to claim any days of grace if such Canadian Lender as holder sues the Canadian Borrower on the B/A for payment of the amount payable by the Canadian Borrower thereunder. On the last day of the Contract Period of a B/A, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, the Canadian Borrower shall pay the Canadian Lender that has accepted and purchased such B/A the full face amount of such B/A and after such payment, the Canadian Borrower shall have no further liability in respect of such B/A and such Canadian Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

         (j) Except as required by any Canadian Lender upon the occurrence of an Event of Default, no B/A Loan may be repaid by the Canadian Borrower prior to the expiry date of the Contract Period applicable to such B/A Loan; provided, however, that any B/A Loan may be defeased as provided in the proviso to Section 2.11(a).

                                   ARTICLE III

                         Representations and Warranties

         Each Borrower represents and warrants to the Agents, the Issuing Banks and each of the Lenders that:

         SECTION 3.01. ORGANIZATION; POWERS. Each Borrower and each of its respective Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party and, in the case of the Borrowers, to borrow hereunder.

         SECTION 3.02. AUTHORIZATION. The execution, delivery and performance by
(a) the U.S. Borrower and each Acquired Company of each agreement necessary to effectuate, or executed in connection with, the Combination and (b) each Loan Party of each of the Loan Documents to which it is a party, and the consummation of the Combination, the IPO and the other transactions contemplated thereby or by the Loan Documents (including the Borrowings hereunder) (collectively, the "Transactions") (i) have been (or will have been on or prior to the Closing
Date) duly authorized by all requisite corporate and, if required, stockholder action and (ii) will not (x) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or of the memorandum of association or articles of association or other constitutive documents or by-laws of either Borrower or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture or other instrument in respect of any Material Indebtedness or other material agreement to which either Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (y) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture or other instrument in respect of Material Indebtedness or other material agreement, except as set forth in Schedule 3.02 or (z) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by either Borrower or any Subsidiary (other than any Lien created hereunder or under the Security Documents).

         SECTION 3.03. ENFORCEABILITY. This Agreement has been (or will have been on or prior to the Closing Date) duly executed and delivered by the Borrowers and constitutes, and each other Loan Document when executed and delivered by each Loan Party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such

Loan Party in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

         SECTION 3.04. GOVERNMENTAL APPROVALS. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for
(i) the filing of Uniform Commercial Code financing statements, filing of financing statements under provincial personal property security registries, filings with the United States Patent and Trademark Office and the United States Copyright Office, recordation of the Mortgages in the offices specified in
Schedule 3.19 and other filings necessary to perfect Liens created under the Security Documents, (ii) filings with the Securities and Exchange Commission with respect to the completion of the IPO and (iii) those which will have been made or obtained and be in full force and effect on or prior to the Closing Date.

         SECTION 3.05. FINANCIAL STATEMENTS. (a) The U.S. Borrower has heretofore furnished to the Lenders (i) the audited consolidated balance sheets and related statements of operations, cash flows and stockholders' equity of (A) the U.S. Borrower, as of and for the years ended December 31, 1997, 1998 and 1999, (B) the Canadian Borrower, as of and for the 358-day period ended December 31, 1997, and the years ended December 31, 1998 and 1999, (C) HWC as of and for the years ended December 31, 1998 and 1999, and (D) Sooner as of and for the years ending June 30, 1999 and June 30, 2000, and (ii) the unaudited consolidated balance sheets and related statements of operations, cash flows and stockholders' equity of each of the U.S. Borrower, the Canadian Borrower, Sooner and HWC as of and for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of each such person and its consolidated subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of each such person and its consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP, applied on a consistent basis.

         (b) The U.S. Borrower has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of and for the 9-month period ended September 30, 2000, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the 9-month period ending on such date. Such pro forma financial statements have been prepared in good faith by the U.S. Borrower, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by the U.S. Borrower on the date hereof and on the Closing Date to be reasonable), are based on the best information available to the U.S. Borrower as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the

Transactions and present fairly, in all material respects, on a pro forma basis the estimated consolidated financial position of the U.S. Borrower and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

         SECTION 3.06. NO MATERIAL ADVERSE CHANGE. There has been no material adverse change in the business, assets, operations, condition (financial or otherwise) or prospects of the Borrowers and the Subsidiaries, taken as a whole, since December 31, 1999.

         SECTION 3.07. TITLE TO PROPERTIES; POSSESSION UNDER LEASES. (a) Each of the Borrowers and the Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

         (b) Each of the Borrowers and the Subsidiaries has complied with all material obligations under all material leases to which it is a party and all such leases are in full force and effect as of the Closing Date. Each of the Borrowers and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases as of the Closing Date.

         SECTION 3.08. SUBSIDIARIES AND SPECIAL PURPOSE BUSINESS ENTITIES.
Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries (including Inactive Subsidiaries identified as such) and Special Purposes Business Entities and the percentage ownership interest of the Borrowers therein. The shares of capital stock or other Equity Interests so indicated on
Schedule 3.08 are fully paid and non-assessable and are owned by the Borrowers, directly or indirectly, free and clear of all Liens (other than Liens created pursuant to the Loan Documents).

         SECTION 3.09. LITIGATION; COMPLIANCE WITH LAWS. (a) Except as set forth on Schedule 3.09, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of either Borrower, threatened against either Borrower or any Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

         (b) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

         (c) Neither Borrower nor any of the Subsidiaries nor any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

         SECTION 3.10. AGREEMENTS. (a) Neither Borrower nor any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

         (b) Neither Borrower nor any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument, where such default could reasonably be expected to result in a Material Adverse Effect.

         SECTION 3.11. FEDERAL RESERVE REGULATIONS. (a) Neither Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

         (b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

         SECTION 3.12. INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT. Neither Borrower nor any Subsidiary is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

         SECTION 3.13. USE OF PROCEEDS. The Borrowers will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in the preamble to this Agreement.

         SECTION 3.14. TAX RETURNS. Each of the Borrowers and the Subsidiaries has filed or caused to be filed all federal, state, provincial, local and foreign Tax returns or materials required to have been filed by it and has paid or caused to be paid all Taxes due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which either Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP or Canadian GAAP, as the case may be.

         SECTION 3.15. NO MATERIAL MISSTATEMENTS. None of (a) the Confidential Information Memorandum or (b) any other information, report, financial statement, exhibit or schedule furnished by or on behalf of either Borrower to an Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of the Borrowers represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

         SECTION 3.16. EMPLOYEE BENEFIT PLANS. (a) Each of the Borrowers and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except where such noncompliance could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of either Borrower or any of its ERISA Affiliates in an amount in excess of U.S.$2,500,000. The present value of all benefit liabilities under each Plan (based on those assumptions used for purposes of Financial Accounting Standards No. 87) did not, as of the last annual valuation preceding the Closing Date, exceed the fair market value of the assets of such Plan.

         (b) Schedule 3.16(b) sets forth all Canadian Benefit Plans (other than, for greater certainty, universal plans created by and to which the Canadian Borrower is obligated to contribute by statute) and Canadian Pension Plans as of the date of this Agreement. The Canadian Pension Plans are duly registered under the ITA and any other applicable laws which require registration, have been administered in all material respects in accordance with the ITA and such other applicable laws and no event has occurred which is reasonably likely to cause the loss of such registered status. All material obligations of the Canadian Borrower and each of its subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis. There are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans. No promises of benefit improvements under the Canadian Pension Plans or the Canadian Benefit Plans have been made except where such improvement could not reasonably be expected to have a Material Adverse Effect. All contributions or premiums required to be made or paid by the Canadian Borrower and each of its subsidiaries to the Canadian Pension Plans or the Canadian Benefit Plans have been made on a timely basis in accordance with the terms of such plans and all applicable laws. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. Except as disclosed in Schedule 3.16(b), each of the Canadian Pension Plans and the Canadian Benefit Plans is fully funded on a solvency basis and going concern basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with Canadian
GAAP).

         SECTION 3.17. ENVIRONMENTAL MATTERS. (a) Except as set forth in
Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

         (b) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

         SECTION 3.18. INSURANCE. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrowers or by a Borrower for the Subsidiaries as of the date hereof and the Closing Date. As of each such date, such insurance is in full force and effect and all premiums have been duly paid. The Borrowers and the Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

         SECTION 3.19. SECURITY DOCUMENTS. (a) Each Pledge Agreement is effective to create in favor of the Applicable Collateral Agent, for the ratable benefit of the Secured Parties referred to therein, a legal, valid and enforceable security interest in the Collateral (as defined in such Pledge Agreement) and, when such Collateral (to the extent such Collateral constitutes an instrument under the applicable Uniform Commercial Code or Personal Property Security Act) is delivered to such Collateral Agent, such Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other person.

         (b) Each of the Security Agreements is effective to create in favor of the Applicable Collateral Agent, for the ratable benefit of the Secured Parties referred to therein, a legal, valid and enforceable security interest in the Collateral (as defined in such Security Agreement) and, when financing statements in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate, such Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such portion of the Collateral in which a security interest may be perfected by the filing of a financing statement under the applicable Uniform Commercial Code or Personal Property Security Act (other than the Intellectual Property, as defined in the U.S. Security Agreement), in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02.

         (c) When the U.S. Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office, and the filings referred to in paragraph (b) above shall have been made, the U.S. Security Agreement and such filings shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property (as defined in the U.S. Security Agreement), in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the grantors after the date hereof).

         (d) Each Mortgage is effective to create for the ratable benefit of the Secured Parties referred to therein a legal, valid and enforceable security interest in all Collateral or Charged Property (as defined in such Mortgage) and, when appropriate filings or registrations are made in the offices specified on Schedule 3.19, such Mortgage shall constitute a fully perfected Lien on all right, title and interest of the applicable Loan Party thereunder in the applicable Mortgaged Property as of the Closing Date, prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02.

         SECTION 3.20. LOCATION OF REAL AND IMMOVABLE PROPERTY AND LEASED PREMISES. (a) Schedule 3.20(a) lists completely and correctly as of the Closing Date all real and immovable property which, individually, have a fair market value in excess of U.S. $250,000 and which is owned in fee by the Borrowers and the Subsidiaries and the addresses thereof.

         (b) Schedule 3.20(b) lists completely and correctly as of the Closing Date all real and immovable property leased through valid leasehold interests by the Borrowers and the Subsidiaries and the addresses thereof.

         SECTION 3.21. LABOR MATTERS. As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against either Borrower or any Subsidiary pending or, to the knowledge of either Borrower, threatened. The hours worked by and payments made to employees of the Borrowers and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, local or foreign law dealing with such matters, except where such violation, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All payments due from either Borrower or any Subsidiary, or for which any claim may be made against either Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Borrower or such Subsidiary, except where the failure to do the same, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which either Borrower or any Subsidiary is bound.

         SECTION 3.22. SOLVENCY. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and the giving of each of the Guarantee Agreements and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of each Loan Party will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

                                   ARTICLE IV

                              Conditions of Lending

         The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

         SECTION 4.01. ALL CREDIT EVENTS. On the date of each Borrowing, and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a "Credit Event"):

         (a) The Applicable Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Applicable Issuing Bank and the Applicable Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.21(b).

         (b) The representations and warranties set forth in Article III hereof and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

         (c) Each Borrower and each other Loan Party shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.

         Each Credit Event shall be deemed to constitute a representation and warranty by the Borrowers on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

         SECTION 4.02. FIRST CREDIT EVENT. On the Closing Date:

         (a) The Administrative Agents shall have received, on behalf of themselves, the Lenders and the Issuing Banks, a favorable written opinion of
(i) Vinson & Elkins L.L.P., U.S. counsel for the Borrowers, substantially to the effect set forth in Exhibit H-1, and (ii) Fraser Milner Casgrain, Canadian counsel to the Canadian Borrower, substantially to the effect set forth in Exhibit H-2, in each case (A) dated the Closing Date, (B) addressed to the Issuing Banks, the Administrative Agents and the Lenders, and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and the Borrowers hereby request such counsel to deliver such opinions.

         (b) All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be reasonably satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent.

         (c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or amalgamation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State or other relevant Governmental Authority of the state or jurisdiction of its organization or, in the case of any corporation organized and existing under the laws of Alberta, an officer of the Loan Party, and a certificate as to the good standing or tax status of each Loan Party as of a recent date, from such Secretary of State or other relevant Governmental Authority; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating agreement of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of formation or articles of incorporation or amalgamation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders, the Issuing Banks or the Administrative Agent may reasonably request.

         (d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the U.S. Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

         (e) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Document.

         (f) The U.S. Pledge Agreement shall have been duly executed by the parties thereto and delivered to the U.S. Collateral Agent and shall be in full force and effect, and (i) all the outstanding Equity Interests of each Domestic Subsidiary and (ii) 65% of the voting Equity Interests and 100% of the nonvoting Equity Interests (if any) of each Foreign Subsidiary directly owned by the U.S. Borrower or any Domestic Subsidiary, shall have been duly and validly pledged thereunder to the U.S. Collateral Agent for the ratable benefit of the Secured Parties, and certificates representing such shares, if any, accompanied by instruments of transfer and stock powers endorsed in blank, shall be in the actual possession of the U.S. Collateral Agent.

         (g) The Canadian Pledge Agreement shall have been duly executed by the parties thereto and delivered to the Canadian Collateral Agent and shall be in full force and effect, and all the outstanding Equity Interests of the Canadian Subsidiaries shall have been duly and validly pledged thereunder to the Collateral Agent for the ratable benefit of the Canadian Secured Parties, and certificates, if any, representing such Equity Interests, accompanied by instruments of transfer and stock powers endorsed in blank, shall be in the actual possession of the Canadian Collateral Agent.

         (h) The Security Agreements shall have been duly executed by the Loan Parties party thereto and shall have been delivered to the Applicable Collateral Agent and shall be in full force and effect and each document (including each financing statement) required by law or reasonably requested by the Collateral Agents to be filed, registered or recorded in order to create in favor of the Applicable Collateral Agent for the benefit of the Secured Parties a valid, legal and perfected first-priority security interest in and lien on the Collateral (subject to any Lien expressly permitted by Section 6.02) described in such agreement shall have been delivered to the Applicable Collateral Agent.

         (i) The Collateral Agents shall have received the results of a search of the Uniform Commercial Code filings (or equivalent Personal Property Security Act filings) made with respect to the Loan Parties in the states (or other jurisdictions) within the U.S. or Canada in which the chief executive office of each such person is located, any offices of such persons in which records have been kept relating to accounts receivable, any jurisdiction within the U.S. or Canada in which tangible goods forming part of the Collateral are located, and the other jurisdictions in which Uniform Commercial Code filings (or equivalent Personal Property Security Act filings) are to be made pursuant to the preceding paragraph, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.

         (j) The Collateral Agents shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of the Borrowers.

         (k) Each of the Guarantee Agreements shall have been duly executed by the parties thereto, shall have been delivered to the Collateral Agents and shall be in full force and effect.

         (l) The Agents shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender's loss payable endorsement and to name the Collateral Agents as additional insureds, in form and substance reasonably satisfactory to the Agents.

         (m)(i) Each of the Security Documents, in form and substance satisfactory to the Lenders, relating to each of the Mortgaged Properties shall have been duly executed by the parties thereto and delivered to the Applicable Collateral Agent and shall be in full force and effect, (ii) none of such Mortgaged Properties shall be subject to any Lien other than those permitted under Section 6.02, (iii) the Applicable Collateral Agent shall have received such other documents, including a commitment or binder for a policy or policies of title insurance issued by a nationally recognized title insurance company, together with such endorsements as may be reasonably requested by such Collateral Agent and the Lenders, insuring the Mortgages as valid first liens on the Mortgaged Properties, free of Liens other than those permitted under Section 6.02, together with such legal opinions required to be furnished pursuant to the terms of the Mortgages or as reasonably requested by such Collateral Agent or the Lenders.

         (n) The U.S. Borrower shall concurrently consummate the IPO and receive therefrom gross cash proceeds of not less than U.S.$120,000,000.

         (o) The Lenders shall be reasonably satisfied as to the amount and nature of any environmental and employee health and safety exposures to which the Borrowers and the Subsidiaries may be subject and the plans of the Borrowers with respect thereto.

         (p) The Combination shall have been consummated or shall be consummated contemporaneously with the initial Credit Event on the Closing Date, in accordance with applicable law and the terms of the relevant documentation therefor, and the Lenders shall be satisfied with the capitalization, structure and equity ownership of the U.S. Borrower and its Subsidiaries after giving effect to the Transactions.

         (q) The Lenders shall have received unaudited combined pro forma balance sheets and related statements of income, stockholders' equity and cash flows of the U.S. Borrower and the Acquired Companies as of and for the 9-month period ending September 30, 2000, which financial statements shall not be materially inconsistent with the financial statements or forecasts previously provided to the Lenders.

         (r) The Lenders shall have received a pro forma consolidated balance sheet of the Borrower as of the last final month ended at least 30 days prior to the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby, which balance sheet shall not be materially inconsistent with the forecasts previously provided to the Lenders.

         (s) The Lenders shall be reasonably satisfied in all respects with the tax position and the contingent tax and other liabilities of, and with any tax sharing arrangements among, the U.S. Borrower and its Subsidiaries after giving effect to the Transactions.

         (t) The Lenders shall have received a detailed business plan of the U.S. Borrower and its Subsidiaries for the years 2001 through 2004, in form and substance reasonably satisfactory to the Administrative Agent.

         (u) All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required and there shall be no litigation, governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

         (v) All principal, premium, if any, interest, fees and other amounts due and owing under the Existing Credit Agreements and the Refinanced Debt shall be paid in full with the proceeds of the initial Credit Event, the commitments thereunder contemporaneously terminated and all guarantees and security in support thereof contemporaneously released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof, and after giving effect to the Transactions and the other transactions contemplated hereby, the Borrowers and the subsidiaries shall have outstanding no Indebtedness or preferred stock other than (i) the Loans and Letters of Credit hereunder and
(ii) the Indebtedness listed on Schedule 6.01.

                                    ARTICLE V

                              Affirmative Covenants

         Each of the Borrowers covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each of the Borrowers will, and will cause each of its Subsidiaries to:

         SECTION 5.01. EXISTENCE; BUSINESSES AND PROPERTIES. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under
Section 6.05.

         (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure do so could not reasonably be expected to have a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

         SECTION 5.02. INSURANCE. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

         (b) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender's loss payable endorsement, in form and substance reasonably satisfactory to the Agents, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from an Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrowers or the Loan Parties under such policies directly to the Applicable Collateral Agent; cause all such policies to provide that none of the Borrowers, the Agents nor any other party shall be a coinsurer thereunder and to contain a "Replacement Cost Endorsement", without any deduction for depreciation, and such other provisions as the Agents may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the Agents; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days' prior written notice thereof by the insurer to the Applicable

Administrative Agent and the Applicable Collateral Agent (giving such Agents the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days' prior written notice thereof by the insurer to the Agents; deliver to the Applicable Administrative Agent and the Applicable Collateral Agent, evidence of the insurance maintained pursuant to paragraph (a) above.

         (c) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Agents may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a "Zone 1" area, obtain earthquake insurance in such total amount as the Agents may from time to time require.

         (d) With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the "broad form CGL endorsement" and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated, naming the Applicable Collateral Agent as an additional insured, on forms satisfactory to such Collateral Agent.

         SECTION 5.03. OBLIGATIONS AND TAXES. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such obligation Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and applicable Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.

         SECTION 5.04. FINANCIAL STATEMENTS, REPORTS, ETC. Furnish to the U.S. Administrative Agent, the U.S. Collateral Agent and each Lender:

                  (a) within 90 days after the end of each fiscal year, the audited consolidated balance sheet and related statements of income, stockholders' equity and cash flows of the U.S. Borrower, showing its consolidated financial condition as of the close of such fiscal year and the results of its operations and the operations of its consolidated Subsidiaries during such year and setting forth in each case in comparative form the figures for the previous fiscal year, audited by Ernst & Young LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the U.S. Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

                  (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet and related statements of income, stockholders' equity and cash flows of the U.S. Borrower, showing its consolidated financial condition as of the close of such fiscal quarter and the results of its operations and the operations of its consolidated Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year and setting forth in each case in comparative form the figures for the corresponding period in the previous fiscal year, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of the U.S. Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments;

                  (c) prior to the commencement of each fiscal year of the U.S. Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

                  (d) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate in the form of Exhibit I (a "Compliance Certificate") of a Financial Officer (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in detail reasonably satisfactory to the Agents demonstrating compliance with the covenants contained in Sections 6.10, 6.11, 6.12 and 6.13;

                  (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the U.S. Borrower or any Subsidiary with the Securities and Exchange Commission, or any Govern mental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be, and all press releases;

                  (f) promptly after the receipt thereof by either Borrower or any of the Subsidiaries, a copy of any "management letter" received by any such person from its certified public accountants and the management's responses thereto; and

                  (g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrowers or any Subsidi ary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

         SECTION 5.05. LITIGATION AND OTHER NOTICES. Upon obtaining knowledge thereof, furnish to the Administrative Agent, the Issuing Bank and each Lender prompt written notice of the following:

                  (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

                  (b) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against either Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

                  (c) the occurrence of any ERISA Event or analogous event with respect to a Canadian Pension Plan or Canadian Benefit Plan that, alone or together with any other such events that have occurred, could reasonably be expected to result in liability of the Borrowers and the Subsidiaries in an aggregate amount exceeding U.S.$1,000,000; and

                  (d) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

         SECTION 5.06. INFORMATION REGARDING COLLATERAL. (a) Furnish to the Administrative Agent prompt (and in any event within 30 days) written notice of any change (i) in any Loan Party's corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party's chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party's identity or corporate structure or (iv) in any Loan Party's Federal Taxpayer Identification Number. Each Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is expropriated, damaged or destroyed.

         (b) In the case of the Borrowers, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06.

         SECTION 5.07. MAINTAINING RECORDS; ACCESS TO PROPERTIES AND INSPECTIONS. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each Subsidiary to, permit any representatives designated by the Agents or any Lender to visit and inspect the financial records and the properties of the Borrowers or any Subsidiary at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Agents or any Lender to discuss the affairs, finances and condition of the Borrowers or any Subsidiary with the officers thereof and independent accountants therefor.

         SECTION 5.08. USE OF PROCEEDS. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in the preamble to this Agreement.

         SECTION 5.09. FURTHER ASSURANCES. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code, Personal Property Security Act and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents. The U.S. Borrower will cause any subsequently acquired or organized Domestic Subsidiary (other than (a) any Inactive Subsidiary and (b) any such acquired Subsidiary that is not a wholly owned Subsidiary) or any Domestic Subsidiary that ceases to be an Inactive Subsidiary to execute a supplement making it a party to the U.S. Subsidiary Guarantee Agreement and each applicable U.S. Security Document in favor of the Collateral Agent. The Canadian Borrower will cause any subsequently acquired or organized Canadian Subsidiary (other than (a) any Inactive Subsidiary and (b) any such non-wholly owned Subsidiary, as aforesaid) or any Canadian Subsidiary that ceases to be an Inactive Subsidiary to execute a supplement to the Canadian Subsidiary Guarantee Agreement and each applicable Canadian Security Document. In addition, from time to time, the Borrowers will, at their cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of their respective assets and properties located within the United States or Canada as the Administrative Agent shall designate (it being understood that it is the intent of the parties that the Obligations of the U.S. Borrower shall be secured by substantially all the assets of the U.S. Borrower and the U.S. Subsidiary Guarantors located in the United States

(including real and other properties acquired subsequent to the Closing Date), and the Obligations of the Canadian Borrower shall be secured by substantially all the assets of the Canadian Borrower and the Canadian Subsidiary Guarantors located in Canada (including real and other properties acquired subsequent to the Closing Date which, individually, have a fair market value in excess of U.S. $250,000)). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agents, and the Borrowers shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agents shall reasonably request to evidence compliance with this Section. The Borrowers agree to provide such evidence as the Collateral Agents shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, each Borrower will give prompt notice to the Administrative Agent of the acquisition by it or any of its subsidiaries of any real property (or any interest in real property) having a value in excess of U.S.$250,000.

                                   ARTICLE VI

                               Negative Covenants

         Each of the Borrowers covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, neither Borrower will, nor will it cause or permit any of its Subsidiaries to:

         SECTION 6.01. INDEBTEDNESS. On or after the Closing Date, incur, create, assume or permit to exist any Indebtedness, except:

                  (a) Indebtedness existing on the date hereof and set forth in
         Schedule 6.01, and any extensions, renewals or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased, neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms not less favorable to the Lenders and the original obligors in respect of such Indebtedness remain the only obligors thereon;

                  (b) Indebtedness created hereunder and under the other Loan Documents;

                  (c) intercompany Indebtedness of the Borrowers and the Subsidiaries to the extent permitted by Sections 6.04(f) and (g);

                  (d) Indebtedness of either Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(e), shall not exceed U.S. $5,000,000 at any time outstanding;

                  (e) Capital Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d), not in excess of U.S. $5,000,000 at any time outstanding;

                  (f) Indebtedness under bid bonds, labour and materials payment bonds, performance bonds and similar bonds or with respect to workers' compensation claims, in each case incurred in the ordinary course of business;

                  (g) Indebtedness of Foreign Subsidiaries (other than the Canadian Borrower and the Canadian Subsidiaries) in an aggregate principal amount not to exceed U.S.$5,000,000 at any time outstanding;

                  (h) Indebtedness of a person or any of its subsidiaries (i) existing at the time such person becomes a Subsidiary of the U.S. Borrower or at the time it merges or consolidates with a Subsidiary of the U.S. Borrower or (ii) assumed in connection with the acquisition of assets from such person; provided in each case that (x) such Indebtedness was not created in contemplation of such acquisition, merger or consolidation, (y) such acquisition, merger or consolidation is otherwise permitted under this Agreement and (z) the aggregate principal amount of Indebtedness that may be outstanding at any time pursuant to this paragraph (h) shall not exceed U.S.$5,000,000;

                  (i) Permitted Seller Paper in an aggregate principal amount not to exceed U.S.$10,000,000 at any time outstanding;

                  (j) the Collateralized Letters of Credit, but not any extensions or renewals thereof; and

                  (k) other unsecured Indebtedness of the Borrowers and the Subsidiaries in an aggregate principal amount not to exceed U.S.$5,000,000 at any time outstanding.

         SECTION 6.02. LIENS. On or after the Closing Date, create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

                  (a) Liens on property or assets of the Borrowers and the Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder;

                  (b) any Lien created under the Loan Documents;

                  (c) Liens for taxes not yet due or which are being contested in compliance with Section 5.03;

                  (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;

                  (e) Liens (other than any Lien imposed by ERISA), pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations;

                  (f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations, except to the extent permitted by Section 6.01(e)), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                  (g) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrowers or any of the Subsidiaries;

                  (h) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrowers or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 90% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrowers or any Subsidiary;

                  (i) Liens on assets of Foreign Subsidiaries (other than the Canadian Borrower and the Canadian Subsidiaries); provided that (i) such Liens do not extend to, or encumber, assets of any Loan Party and
         (ii) such Liens secure only Indebtedness incurred by such Foreign Subsidiaries pursuant to Section 6.01(g);

                  (j) any Lien existing on any property or asset prior to the acquisition thereof by the U.S. Borrower or any Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien does not apply to any other property or assets of the U.S. Borrower or any Subsidiary and (iii) such Lien does not materially interfere with the use, occupancy and operation of any Mortgaged Property;

                  (k) Liens arising out of judgments or awards in respect of which a Borrower or any of the Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed U.S.$5,000,000 at any time outstanding;

                  (l) cash collateral securing reimbursement obligations in respect of the Collateralized Letters of Credit; provided that the aggregate amount of such cash shall not exceed the maximum liability of the U.S. Borrower and the Subsidiaries as account parties in respect of such Collateralized Letter of Credit;

                  (m) Liens on Equity Interests in a Special Purpose Business Entity incurred for the purpose of providing independent financing for such Special Purpose Business Entity; provided, however, that such Liens are non-recourse as to the Canadian Borrower or any of its subsidiaries holding any Equity Interests in such Special Purpose Business Entity; and

                  (n) Liens incurred in the ordinary course of business in an amount not to exceed U.S. $1,500,000.

         SECTION 6.03. SALE AND LEASE-BACK TRANSACTIONS. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale of such property is permitted by Section 6.05 and (b) the Capital Lease Obligations or Liens arising therefrom, if any, are permitted by Section 6.01 and 6.02, respectively.

         SECTION 6.04. INVESTMENTS, LOANS AND ADVANCES. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person, except:

                  (a) investments by the Borrowers in the Equity Interests of the Subsidiaries, in each case existing on the date hereof, and additional investments in the Equity Interests of Subsidiary Guarantors and the Canadian Borrower; provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to a Pledge Agreement (subject to the limitations applicable to voting Equity Interests of a Foreign Subsidiary referred to in Section 4.02(f)) and (ii) the aggregate amount of investments by Loan Parties in, and loans and advances by Loan Parties to, Subsidiaries that are not Loan Parties shall not exceed U.S. $5,000,000 at any time outstanding;

                  (b) Permitted Investments;

                  (c) accounts receivable owing to the Borrowers or any of the Subsidiaries arising from sales of inventory under usual and customary terms in the ordinary course of business;

                  (d) advances to directors, officers and employees of the Borrowers or any of the Subsidiaries to meet expenses incurred by such directors, officers and employees in the ordinary course of business, in an aggregate amount not to exceed U.S.$2,000,000 at any time outstanding;

                  (e) securities of any customer of a Borrower or any Subsidiary received in lieu of cash payment, if such Borrower reasonably deems such customer to be in a reorganization or unable to make a timely cash payment on Indebtedness of such customer owing to it, provided that such Borrower or such Subsidiary, as the case may be, has paid no new consideration (other than forgiveness of Indebtedness) therefor;

                  (f) any Subsidiary may make intercompany loans to a Borrower or any Subsidiary Guarantor and each Borrower may make intercompany loans and advances to the other Borrower or any Subsidiary Guarantor; provided that (i) no Loan Party may make loans to any Foreign Subsidiaries (other than the Canadian Borrower and the Canadian Subsidiaries) pursuant to this paragraph (f);

                  (g) the Loan Parties may make loans and advances to Foreign Subsidiaries (other than the Canadian Borrower and the Canadian Subsidiaries) so long as the aggregate amount of any loans and, advances at any time outstanding

         (determined without regard to any write-downs or write-offs thereof) pursuant to this paragraph (g) shall not exceed U.S.$5,000,000;

                  (h) the Borrower may enter into Hedging Agreements to the extent permitted by Section 6.14;

                  (i) the U.S. Borrower or any wholly owned Domestic Subsidiary or the Canadian Borrower or any wholly owned Canadian Subsidiary may acquire all or substantially all the assets of a person or line of business of such person primarily located in the United States or Canada, or not less than 100% of the Equity Interests of a person that would become a wholly owned Domestic Subsidiary or a wholly owned Canadian Subsidiary (in each case referred to herein as the "Acquired Entity"); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the U.S. Borrower or any Subsidiary; (ii) the Acquired Entity shall be a going concern and shall be in a similar line of business as that of the Borrower and the Subsidiaries; (iii) at the time of such transaction (A) both before and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing; (B) the Borrowers would be in compliance with the covenants set forth in Sections 6.10, 6.11, 6.12 and 6.13 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission, after giving pro forma effect to such transaction and to any other event occurring during or after such period as to which pro forma recalculation is appropriate (including any Asset Sale and any other transaction described in this Section 6.04(i) occurring during or after such period) as if such transaction had occurred as of the first day of such period and (C) after giving effect to such acquisition, there must be at least U.S.$10,000,000 of the Total Commitment unused and available; (iv) the consideration for any such acquisition shall not exceed U.S.$25,000,000; and (v) for the period commencing on the Closing Date and ending with the third anniversary of the Closing Date, the aggregate consideration for all such acquisitions shall not exceed U.S.$75,000,000 (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(i) being referred to herein as a "Permitted Acquisition"). All pro forma calculations required to be made pursuant to this Section 6.04(i) shall (i) include only those adjustments that would be permitted or required by Regulation S-X under the Securities Act of 1933, as amended and (ii) be certified to by a Financial Officer as having been prepared in good faith based upon reasonable assumptions;

                  (j) the Borrowers and the Subsidiaries may consummate the Transactions and the U.S. Borrower may issue shares of its common stock in exchange for the Exchangeable Shares of PTI Holdco;

                  (k) investments existing on the date hereof and set forth on
         Schedule 6.04;

                  (l) investments consisting of non-cash proceeds of Asset Sales for which the consideration consists of at least 75% cash as required under Section 6.05; and

                  (m) other investments, loans and advances (other than investments in and loans and advances to Foreign Subsidiaries) in an aggregate amount (valued at cost or outstanding principal amount, as the case may be) not greater than U.S.$10,000,000 at any time outstanding.

         SECTION 6.05. MERGERS, CONSOLIDATIONS, SALES OF ASSETS AND ACQUISITIONS. (a) Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) as part of any Asset Sale all or any substantial part of the assets of a Borrower (whether now owned or hereafter acquired) or less than all the Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that (i) the U.S. Borrower or any wholly owned Domestic Subsidiary or the Canadian Borrower or any wholly owned Canadian Subsidiary may make Permitted Acquisitions and (ii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (x) any wholly owned Subsidiary may merge into the U.S. Borrower in a transaction in which the U.S. Borrower is the surviving corporation and (y) any wholly owned Subsidiary may merge into or consolidate with any other wholly owned Subsidiary (or, in order to consummate a Permitted Acquisition, any other person) in a transaction in which the surviving entity is a wholly owned Subsidiary and (except in the case of Permitted Acquisitions) no person other than the Borrowers or a wholly owned Subsidiary receives any consideration, provided that (i) if any such merger described in this clause (y) shall involve a Loan Party, the surviving entity of such merger shall be a Loan Party and (ii) the Combination shall be permitted.

         (b) Engage in any Asset Sale otherwise permitted under paragraph (a) above unless (i) except with respect to any Asset Sale consisting of the sale of Equity Interests in a Special Purpose Business Entity, such Asset Sale is for consideration at least 75% of which is cash, (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of and (iii) the fair market value of all assets sold, transferred, leased or disposed of pursuant to this paragraph (b) shall not exceed (i) U.S.$5,000,000 in any fiscal year or (ii) U.S.$15,000,000 in the aggregate.

         SECTION 6.06. RESTRICTED PAYMENTS; RESTRICTIVE AGREEMENTS. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) Restricted Payments made in connection with, and to consummate, the Combination shall be permitted, (ii) any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders of a given class, (iii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the U.S. Borrower or any Canadian Subsidiary may repurchase its Equity Interests owned by employees of the U.S. Borrower or the Subsidiaries or make payments to employees of the U.S. Borrower or the Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed U.S.$1,000,000 in any fiscal year and (iv) so long as no Event of Default or Default shall have occurred and be continuing or result therefrom, the U.S. Borrower and, with respect to the Exchangeable Shares, PTI Holdco (with funds advanced by the U.S. Borrower) may make Restricted Payments in any fiscal year in an aggregate amount not to exceed the excess of (x) the lesser of (A) U.S.$7,500,000 and (B) 50% of Consolidated Net Income for the prior year over (y) the aggregate amount expended in such fiscal year to prepay, purchase or otherwise retire or acquire for value Subordinated Indebtedness prior to the stated maturity thereof.

         (b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of either Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets in favor of a Collateral Agent or any successor thereto hereunder or under any agreement that replaces or refinances this Agreement, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to either Borrower or any other Subsidiary or to Guarantee Indebtedness of either Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder,
(C) the foregoing shall not apply to restrictions and conditions imposed on any Foreign Subsidiary (other than the Canadian Borrower or any Canadian Subsidiary) by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (E) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (F) clause (ii) of the foregoing (solely as it relates to dividends) shall not apply to the restrictions on PTI Holdco required by the terms of the Exchangeable Shares as in effect on the date hereof.

         SECTION 6.07. TRANSACTIONS WITH AFFILIATES. Except for transactions by or among Loan Parties and transactions expressly permitted under this Agreement, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that (i) the Borrowers or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrowers or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties and (ii) the Borrowers and their respective Subsidiaries may consummate the Combination.

         SECTION 6.08. BUSINESS OF BORROWERS AND SUBSIDIARIES. Engage at any time in any business or business activity other than the businesses currently conducted by it and business activities reasonably incidental thereto.

         SECTION 6.09. OTHER INDEBTEDNESS AND AGREEMENTS. (a) Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of a Borrower or any of the Subsidiaries is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would increase the interest rate thereon, shorten the final maturity or the average life thereof or cause an Event of Default.

         (b) Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or offer or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Subordinated Indebtedness, except to the extent the U.S. Borrower or PTI Holdco could make a Restricted Payment pursuant to Section 6.06(a).

         SECTION 6.10. INTEREST COVERAGE RATIO. Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters of the U.S. Borrower, in each case taken as one accounting period, to be less than 3.0 to 1.0.

         SECTION 6.11. MAXIMUM LEVERAGE RATIO. Permit the Leverage Ratio at any time to be greater than 3.5 to 1.0.

         SECTION 6.12. MAXIMUM SENIOR LEVERAGE RATIO. Permit the Senior Leverage Ratio at any time to be greater than 3.0 to 1.0.

         SECTION 6.13. MINIMUM CONSOLIDATED NET TANGIBLE ASSETS. Permit Consolidated Net Tangible Assets at any time on or after the Closing Date to be less than the sum of (a) U.S.$120,000,000, plus (b) 50% of Consolidated Net Income for each fiscal quarter with positive Consolidated Net Income ending after the Closing Date and on or prior to the date as to which compliance with this Section 6.13 is being determined.

         SECTION 6.14. HEDGING AGREEMENTS. Enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which a Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

         SECTION 6.15. FISCAL YEAR. With respect to the U.S. Borrower, change its fiscal year end to a date other than December 31.

         SECTION 6.16. PENSION PLANS. (a) Terminate, in whole or in part, or initiate the termination of, in whole or in part, any Canadian Pension Plan so as to result in any liability to the Canadian Borrower or its applicable subsidiary which could reasonably be expected to have a Material Adverse Effect;
(b) permit to exist any event or condition in respect of any Canadian Pension Plan which presents the risk of liability of the Canadian Borrower which could reasonably be expected to have a Material Adverse Effect; (c) enter into any new Canadian Pension Plan or Canadian Benefit Plan or modify any such existing plans so as to increase its obligations thereunder which could result in any liability to the Canadian Borrower or any of its subsidiaries and which could reasonably be expected to have a Material Adverse Effect; (d) permit their unfunded obligations and liabilities under Canadian Pension Plans to remain unfunded, other than in accordance with applicable law; (e) engage in any transactions which result in a fine or penalty against the Canadian Borrower in excess of C$5,000,000 in respect of any Canadian Pension Plan or Canadian Benefit Plan which fine or penalty has not been paid within 30 days of final assessment unless (i) such fine or penalty is being contested in good faith by appropriate proceedings, (ii) the Canadian Borrower has set aside on its books adequate reserves with respect thereto in accordance with Canadian GAAP and (iii) such contest does not operate to suspend collection of the contested fine or penalty; or (f) fail to make a required contribution under any Canadian Pension Plan or Canadian Benefit Plan which would result in the imposition of a Lien upon the assets of the Canadian Borrower or any of its subsidiaries within 30 days after the date such payment becomes due, unless such payment is being contested in compliance with the preceding clause (e) and there is no risk of forfeiture, loss or subordination of the Secured Parties' Liens on such assets.

                                   ARTICLE VII

                                EVENTS OF DEFAULT

         In case of the happening of any of the following events ("Events of Default"):

         (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

         (b) default shall be made in the payment in the applicable currency of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepay ment thereof or by acceleration thereof or otherwise;

         (c) default shall be made in the payment in the applicable currency of any interest on any Loan or any Fee or L/C Disbursement or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

         (d) default shall be made in the due observance or performance by either Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a) or 5.08 or in Article VI;

         (e) default shall be made in the due observance or performance by either Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 20 days after the earlier of (i) notice thereof from the Administrative Agent or any Lender to the Borrowers or (ii) any Financial Officer or other executive officer of either Borrower obtains actual knowledge thereof;

         (f) (i) either Borrower or any Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

         (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of either Borrower or any Subsidiary (other than any Inactive Subsidiary), or of a substantial part of the property or assets of either Borrower or a Subsidiary (other than any Inactive Subsidiary), under any Insolvency Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for either Borrower or any Subsidiary (other than any Inactive Subsidiary) or for a substantial part of the property or assets of either Borrower or a Subsidiary (other than any Inactive Subsidiary) or (iii) the winding-up or liquidation of either Borrower or any Subsidiary (other than any Inactive Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

         (h) either Borrower or any Subsidiary (other than any Inactive Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Insolvency Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for either Borrower or any Subsidiary (other than any Inactive Subsidiary) or for a substantial part of the property or assets of either Borrower or any Subsidiary (other than any Inactive Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

         (i) one or more judgments for the payment of money in an aggregate amount in excess of U.S.$5,000,000 shall be rendered against either Borrower, any Subsidiary (other than any Inactive Subsidiary) or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of either Borrower or any Subsidiary (other than any Inactive Subsidiary) to enforce any such judgment;

         (j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of either Borrower and its ERISA Affiliates in an aggregate amount exceeding U.S.$5,000,000;

         (k) any Guarantee under any Guarantee Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under its Guarantee Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

         (l) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by a Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby having a fair market value in excess of U.S. $1,000,000, except to the extent that any such loss of perfection or priority results from the failure of a Collateral Agent to maintain possession of certificates representing securities pledged under a Pledge Agreement and except to the extent that such loss is covered by a lender's title insurance policy; or

         (m) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to a Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to either Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

                                  ARTICLE VIII

               THE ADMINISTRATIVE AGENTS AND THE COLLATERAL AGENTS

         Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agents and the Collateral Agents its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

         Each bank serving as an Administrative Agent and/or Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

         No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to a Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as an Administrative Agent and/or

Collateral Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or wilful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by a Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

         Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

         Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

         Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrowers. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a bank with an office in New York, New York or Toronto, Ontario, as applicable, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After an Agent's resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

         Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

                                   ARTICLE IX

                                  MISCELLANEOUS

         SECTION 9.01. NOTICES. Notices and other communications provided for herein or (except as otherwise provided therein) any other Loan Document shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

                  (a) if to the U.S. Borrower, to it at Three Allen Center, 333 Clay Street, Suite 3460, Houston, Texas 77002, Attention of Chief Financial Officer (Fax No. (713) 652-0499), with a copy to the Canadian Borrower at the address below;

                  (b) if to the Canadian Borrower, to PTI Group, Inc., at 3050 Parsons Road NW, Edmonton, Alberta T6N 1B1, Attention of Chief Financial Officer (Fax No. (780) 463-3109), with a copy to the U.S. Borrower at the address above;

                  (c) if to the Administrative Agent or the U.S. Collateral Agent, to Credit Suisse First Boston, at Eleven Madison Avenue, New York, New York 10010, Attention of Agency Group (Fax No. (212) 325-8304);

                  (d) if to the Canadian Administrative Agent or the Canadian Collateral Agent, to Credit Suisse First Boston Canada, at 1 First Canadian Place, Suite 3000, P.O. Box 301, Toronto, Ontario M5X IC9, Attention of Agency Administration (Fax No. (416) 352-4574); and

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                  (e) if to a Lender or an Issuing Bank, to it at its address
         (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender or Issuing Bank shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement or any Loan Document shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. Any party may change its address for notices by giving notice of such change to each party in accordance with this Section 9.01.

         SECTION 9.02. SURVIVAL OF AGREEMENT. All covenants, agreements, representations and warranties made by a Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Banks, regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.13, 2.15, 2.19, 9.05 and
9.16 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agents, the Collateral Agents, any Lender or any Issuing Bank.

         SECTION 9.03. BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Borrowers and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

         SECTION 9.04. SUCCESSORS AND ASSIGNS. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrowers, the Agents, the Issuing Banks or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

         (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or an Affiliate of such Lender, (x) the U.S. Borrower, the Applicable Administrative Agent and the Applicable Issuing Bank must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided, however, that the consent of the U.S. Borrower shall not be required to any such assignment during the continuance of any Event of Default, and (y) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Applicable Administrative Agent) shall not be less than U.S.$5,000,000 (or, if less, the entire remaining amount of such Lender's Commitment) or such lesser amount as the U.S. Borrower and the Applicable Administrative Agent may from time to time agree (such agreement to be conclusively evidenced by the execution of the related Assignment and Acceptance by all the parties thereto), (ii) the parties to each such assignment shall execute and deliver to the Applicable Administrative Agent an Assignment and Acceptance, together (except in the case of any assignment to an Affiliate) with a processing and recordation fee of U.S.$3,500 or C$5,000, as applicable, and (iii) the assignee, if it shall not be a Lender, shall deliver to the Applicable Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) of this
Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (other than under Section 9.16 with respect to Information (as defined in Section 9.16) previously delivered to it) (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.15,
2.19 and 9.05 as well as to any Fees accrued for its account and not yet paid.

         (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:
(i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of either Borrower or any Subsidiary or the performance or observance by either Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance and that, if the assigning Lender is a Canadian Lender, then such assignee is a resident of Canada for the purposes of the ITA; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to
Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Agents, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agents by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

         (d) The Applicable Administrative Agent, acting for this purpose as an agent of the Applicable Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The Administrative Agent shall maintain its Register at one of its offices in The City of New York. The Canadian Administrative Agent shall maintain its Register at one of its offices in The City of Toronto. The entries in the Registers shall be conclusive and the Borrowers, the Administrative Agents, the Issuing Banks, the Collateral Agents and the Lenders may treat each person whose name is recorded in the Registers pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Registers shall be available for inspection by the Borrowers, the Issuing Banks, the Collateral Agents and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

         (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph
(b) above, if such assignee is a Foreign Lender with respect to the U.S. Borrower, the documentation referred to in Section 2.19(e), and, if required, the written consent of the U.S. Borrower, the Applicable Issuing Bank and the Applicable Administrative Agent to such assignment, the Applicable Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in its Register and (iii) give prompt notice thereof to the Lenders and the Issuing Banks. No assignment shall be effective unless it has been recorded in a Register as provided in this paragraph (e).

         (f) Each Lender may without the consent of the Borrowers, the Issuing Banks or the Administrative Agents sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13,
2.15 and 2.19 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrowers, the Agents, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any Fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans, increasing or extending the Commitments or releasing any Guarantor or any substantial part of the Collateral, except as expressly permitted hereunder).

         (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure of information designated by the Borrowers as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to
Section 9.16.

         (h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

         (i) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing from time to time by the Granting Lender to the Applicable Administrative Agent and the U.S. Borrower or the Canadian Borrower, as applicable, the option to provide to either Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof, (iii) such SPC shall not be entitled to payments under Sections 2.13, 2.15 or 2.19 in amounts greater than the Granting Lender would have been entitled to in the absence of such funding by the SPC and (iv) with respect to a SPC of a Canadian Lender, such SPC shall be a resident of Canada for the purposes of the ITA. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof or the laws of Canada or any Province thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrowers and the Applicable Administrative Agent and without paying any processing fee therefore, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the U.S. Borrower or the Canadian Borrower, as applicable, and the Applicable Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC, provided that such SPC makes such recipient aware of the confidentiality provisions of Section 9.16.

         (j) Neither Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Applicable Administrative Agent, the Applicable Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

         SECTION 9.05. EXPENSES; INDEMNITY. (a) The Borrowers agree, jointly and severally, to pay all reasonable out-of-pocket expenses incurred by the Administrative Agents, the Collateral Agents and the Issuing Banks in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agents, the Collateral Agents or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore, counsel for the Administrative Agent, and Lang Michener, Canadian counsel for the Canadian Administrative Agent, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for the Administrative Agents, the Collateral Agents or any Lender.

         (b) The Borrowers agree, jointly and severally, to indemnify the Administrative Agents, the Collateral Agents, each Lender, each Issuing Bank and the Related Parties of any of the foregoing persons (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements but excluding any such loss, claim, damage, liability or expense resulting from a claim or proceeding brought by a Lender against any other Lender (other than any Agent in its capacity as such), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by a Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to a Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or, with respect to any Environmental Liability, to the extent such Indemnitee, after foreclosure or other remedial action, has caused such Environmental Liability.

         (c) To the extent that the Borrowers fail to pay any amount required to be paid by them to an Agent or an Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent or Issuing Bank, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or Issuing Bank in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the sum of the aggregate amount of the Credit Exposures and unused Total Commitment at the time.

         (d) To the extent permitted by applicable law, neither Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

         (e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, Lender or Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.

         SECTION 9.06. RIGHT OF SETOFF. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower to whom it has made Loans against any of and all the obligations of such Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

         SECTION 9.07. APPLICABLE LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE "UNIFORM CUSTOMS") AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

         SECTION 9.08. WAIVERS; AMENDMENT. (a) No failure or delay of the Administrative Agents, the Collateral Agents, any Lender or any Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agents, the Collateral Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on a Borrower in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

         (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the

Borrowers and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.16, the provisions of Section 9.04(j), the provisions of this Section, the definition of the term "Required Lenders" or (unless expressly authorized pursuant to the terms of the Guarantee Agreements or the Security Documents) release any Guarantor or all or any substantial part of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding one Class of Loans differently from the rights in respect of payments due to Lenders holding another Class of Loans without the prior written consent of the Required U.S. Lenders (if the U.S. Lenders are the adversely affected Class) or the Required Canadian Lenders (if the Canadian Lenders are the adversely affected Class), (v) amend or modify the definition of the term "Required U.S. Lenders" or "Required Canadian Lenders" without the prior written consent of each U.S. Lender or Canadian Lender, respectively, or (vi) amend or modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of an Administrative Agent, a Collateral Agent or an Issuing Bank hereunder or under any other Loan Document without the prior written consent of such Administrative Agent, Collateral Agent or Issuing Bank, respectively. Notwithstanding the foregoing, if either Borrower shall request the release of any Collateral to be sold as part of any Asset Sale permitted under Section 6.05 and shall deliver to the Applicable Collateral Agent a certificate to the effect that such Asset Sale and the disposition of the proceeds thereof will comply with the terms of this Agreement, the Applicable Collateral Agent, if satisfied that the applicable certificate is correct, shall and is hereby authorized to, without the consent of any Lender, execute and deliver all such instruments as may be required to effect the release of such Collateral.

         SECTION 9.09. INTEREST RATE LIMITATION. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all Fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section
9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate (or, in the case of amounts denominated in Canadian dollars, the rate from time to time determined by the Canadian Administrative Agent to represent its cost of overnight Canadian dollars) to the date of repayment, shall have been received by such Lender.

         SECTION 9.10. ENTIRE AGREEMENT. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of an Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each Agent, Issuing Bank and Lender) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

         SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

         SECTION 9.12. SEVERABILITY. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         SECTION 9.13. COUNTERPARTS. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

         SECTION 9.14. HEADINGS. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

         SECTION 9.15. JURISDICTION; CONSENT TO SERVICE OF PROCESS (a) Each of the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of (i) any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City and (ii) in the case of the Canadian Borrower, the courts of the Provinces of Ontario and Alberta, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by law, all claims in respect of any such action or proceeding may be heard and determined in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that an Administrative Agent, a Collateral Agent, an Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrowers or their respective properties in the courts of any jurisdiction.

         (b) Each of the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any such provincial, New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

         SECTION 9.16. CONFIDENTIALITY. Each of the Administrative Agents, the Collateral Agents, the Issuing Banks and the Lenders agrees to maintain and to cause their respective Related Parties to maintain, the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrowers or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, "Information" shall mean all information received from a Borrower and related to a Borrower or its business, other than any such information that was available to an Administrative Agent, a Collateral Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source that is not in breach of its obligations of confidentiality to a Borrower; provided that, in the case of Information received from a Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.

         SECTION 9.17. JUDGMENT CURRENCY. (a) The obligations of the Borrowers and the other Loan Parties hereunder and under the other Loan Documents to make payments in U.S. dollars or Canadian dollars (the "Obligation Currency") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Applicable Administrative Agent or a Lender or an Issuing Bank of the full amount of the Obligation Currency expressed to be payable to such Administrative Agent, Lender or Issuing Bank under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against a Borrower or any other Loan Party or in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in the Obligation Currency, the conversion shall be made at the Canadian Dollar Equivalent or U.S. Dollar Equivalent, or, in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the "Judgment Currency Conversion Date").

         (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Borrower covenants and agrees to pay, or cause to be paid, as a separate obligation and notwithstanding any judgment, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

         (c) For purposes of determining the Canadian Dollar Equivalent or U.S. Dollar Equivalent or rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                       OIL STATES INTERNATIONAL, INC.,

                                       by   /s/ CINDY B. TAYLOR
                                            ------------------------------------
                                            Name:  Cindy B. Taylor
                                            Title: Senior Vice President - CFO


                                       PTI GROUP INC.,

                                       by   /s/ SANDY SLATOR
                                            ------------------------------------
                                            Name:  Mr. R.A. (Sandy) Slator
                                            Title: President and CEO


                                       CREDIT SUISSE FIRST BOSTON,
                                       individually and as Administrative Agent,

                                       by   /s/ JAMES P. MORAN
                                            ------------------------------------
                                            Name:  James P. Moran
                                            Title: Director

                                       by   /s/ JULIA P. KINGSBURY
                                            ------------------------------------
                                            Name:  Julia P. Kingsbury
                                            Title: Vice President

                                       CREDIT SUISSE FIRST BOSTON
                                       CANADA, individually and as Canadian
                                       Administrative Agent,

                                       by   /s/ W.M. McFARLAND
                                            ------------------------------------
                                            Name:  W.M. McFarland
                                            Title: Vice President

                                       by   /s/ PETER CHAUVIN
                                            ------------------------------------
                                            Name:  Peter Chauvin
                                            Title: Vice President

                                       HIBERNIA NATIONAL BANK
                                       individual and as Co-syndication Agent,

                                       by   /s/ STEPHEN H. BIRNBAUM
                                            ------------------------------------
                                            Name:  Stephen H. Birnbaum
                                            Title: Vice President

                                       ROYAL BANK OF CANADA
                                       individually and as Co-syndication Agent,

                                       by   /s/ DAVID A. McCLUSKEY
                                            ------------------------------------
                                            NAME:  David A. McCluskey
                                            Title: Manager

                                       THE BANK OF NOVA SCOTIA
                                       as a U.S. Lender,

                                       by   /s/ F.C.H. ASHBY
                                            ------------------------------------
                                            Name:  F.C.H. Ashby
                                            Title: Senior Manager
                                                   Loan Operations

                                       THE BANK OF NOVA SCOTIA,
                                       as a Canadian Lender

                                       by   /s/ DOUG FOSTER
                                            ------------------------------------
                                            Name:  Doug Foster
                                            Title: Director

                                       by   /s/ GENE V. MERCER
                                            ------------------------------------
                                            Name:  Gene V. Mercer
                                            Title: Associate Director

                                       SOUTHWEST BANK OF TEXAS

                                       by   /s/ CARMEN DUNMIRE
                                            ------------------------------------
                                            Name:  Carmen Dunmire
                                            Title: Vice President

                                       THE TORONTO-DOMINION BANK,
                                       as a U.S. Lender

                                       by   /s/ STEPHEN D. WANNAMAKER
                                            ------------------------------------
                                            Name:  Stephen D. Wannamaker
                                            Title: Vice President,
                                                   Credit Risk Mgt.

                                       THE TORONTO-DOMINION BANK,
                                       as a Canadian Lender

                                       by   /s/ [ILLEGIBLE]
                                            ------------------------------------
                                            Name:
                                            Title:

                                       WELLS FARGO BANK TEXAS, N.A.

                                       by   /s/ SCOTT GILDEA
                                            ------------------------------------
                                            Name:  Scott Gildea
                                            Title: Relationship Manager

                                       BANK OF SCOTLAND,

                                       by   /s/ JOSEPH FRATUS
                                            ------------------------------------
                                            Name:  Joseph Fratus
                                            Title: Vice President